QuickLinks -- Click here to rapidly navigate through this document

Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
(Including the Associated Rights) and
All Outstanding Shares of Preferred Stock
of
COMPUTER SOFTWARE INNOVATIONS, INC.
at
$1.10 Net Per Share
by
NHCC MERGER CORP.,
a direct, wholly-owned subsidiary of
N. HARRIS COMPUTER CORPORATION,
a direct, wholly-owned subsidiary of
CONSTELLATION SOFTWARE INC.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF TUESDAY, NOVEMBER 6, 2012, UNLESS THE OFFER IS EXTENDED.

        NHCC Merger Corp., a Delaware corporation ("Purchaser") and a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario) ("Harris"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Computer Software Innovations, Inc., a Delaware corporation ("CSWI"), together with the associated common share purchase rights (the "Rights"), and all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), of CSWI at a purchase price of $1.10 per Share (such price, or any higher per Share price paid in the Offer, the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the "Offer").

        The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of October 2, 2012 (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), by and among Harris, Purchaser, CSWI and, solely with respect to Section 9.14 of the Merger Agreement, Constellation Software Inc., a corporation organized under the Business Corporations Act (Ontario) ("Constellation") and the direct parent of Harris. The Merger Agreement provides, among other things, for the making of the Offer and that following the consummation of the Offer and subject to certain conditions, Purchaser will be merged with and into CSWI (the "Merger") with CSWI continuing as the surviving corporation and a direct, wholly-owned subsidiary of Harris. Each Share outstanding immediately prior to the effective time of the Merger (other than Shares owned by Harris, Purchaser or CSWI, as treasury stock or otherwise, or any of their respective direct or indirect wholly-owned subsidiaries, all of which will be cancelled and retired and will cease to exist, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law), together with the associated Rights if any are outstanding, will be converted in the Merger into the right to receive an amount in cash equal to $1.10 or any higher per Share price paid in the Offer, without interest thereon and less any applicable withholding or stock transfer taxes. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The Board of Directors of CSWI has, among other things, unanimously (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair to and in the best interests of CSWI and its stockholders, and declared the Merger Agreement advisable; (ii) approved the execution, delivery and performance of the Merger Agreement and the transactions contemplated thereby, including the Tender and Voting Agreements (as defined herein), the Offer and the Merger; and (iii) recommended the stockholders of CSWI accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, if applicable, approve and adopt the Merger Agreement and the Merger.

        There is no financing condition to the Offer. The Offer is subject to various conditions. See "Section 15—Conditions of the Offer." A summary of the principal terms of the Offer appears on pages S-1 through S-5. You should read this entire document carefully before deciding whether to tender your Shares.

October 10, 2012

 IMPORTANT

        If you wish to tender all or a portion of your Shares in the Offer, you must either (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to Computershare Inc., the depositary for the Offer (the "Depositary"), at the address set forth on the back cover of this Offer to Purchase, together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If you hold Shares through the name of a broker, dealer, bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

        If you wish to tender Shares but cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Time (as defined herein) or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares."

* * *

        Questions and requests for assistance may be directed to Georgeson Inc., our information agent for the Offer (the "Information Agent"), at the address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery and other related materials may be obtained at our expense from the Information Agent. Additionally, copies of this Offer to Purchase, the Letter of Transmittal, the related Notice of Guaranteed Delivery and other related materials may be found at www.sec.gov.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ BOTH CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING A DECISION WITH RESPECT TO THE OFFER.

ii

iii

 SUMMARY TERM SHEET

        This summary term sheet highlights material provisions of this Offer to Purchase and may not contain all of the information that is important to you. This summary term sheet is not meant to be a substitute for the information contained in the remainder of this Offer to Purchase, and you should carefully read the complete terms, descriptions and explanations contained in this Offer to Purchase, the documents incorporated by reference or otherwise referred to herein, and in the related Letter of Transmittal provided with this Offer to Purchase. Questions or requests for assistance may be directed to the Information Agent at the address and telephone number set forth on the back cover of this Offer to Purchase.

        All references in this Offer to Purchase to "Purchaser," "we," "our," or "us" mean NHCC Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario). All references in this Offer to Purchase to "CSWI" refer to Computer Software Innovations, Inc., a Delaware corporation. Section references are included to direct you to a more complete description of the topics discussed in this Offer to Purchase.

Securities Sought	All issued and outstanding shares of Common Stock, par value $0.001 per share, together with the associated Rights, and all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of CSWI.
Price Offered Per Share	$1.10 per Share, net to the seller in cash, without interest thereon and less any applicable withholding or stock transfer taxes.
Scheduled Expiration of Offer	12:00 midnight, New York City time, at the end of Tuesday, November 6, 2012 (the "Expiration Time").
Purchaser
NHCC Merger Corp., a Delaware corporation and a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario), which is a direct, wholly-owned subsidiary of Constellation Software Inc., a corporation organized under the Business Corporations Act (Ontario).
Minimum Condition
Prior to the expiration of the Offer (as may be extended in accordance with the Merger Agreement), there must be validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of CSWI's Common Stock which, together with the shares of Common Stock beneficially owned by Harris or Purchaser (if any), represents at least a majority of the Common Stock then outstanding (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof but excluding shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Top-Up Option). We refer to this condition as the "Minimum Condition." Additionally, it is a condition to the Offer that all of the Preferred Stock shall have been validly tendered in the Offer and not properly withdrawn. Barron Partners LP, the sole holder of Preferred Stock, has agreed to tender all of the Preferred Stock in the Offer.

Tender and Voting Agreements	Concurrently with the execution of the Merger Agreement, and in consideration thereof, each of the directors and officers of CSWI and Barron Partners LP (collectively, the "Tendering Stockholders"), entered into tender and voting agreements (the "Tender and Voting Agreements") with Harris and Purchaser, whereby each Tendering Stockholder agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of his, her or its Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. As of October 2, 2012, the Tendering Stockholders beneficially owned, in the aggregate, approximately 37.9% of the outstanding shares of Common Stock and 100% of the outstanding shares of Preferred Stock.
Recommendation of CSWI's Board of Directors:
CSWI's board of directors (the "CSWI Board") has unanimously recommended that CSWI's stockholders tender their Shares into and accept the Offer, and, if required by applicable law, vote in favor of the adoption of the Merger Agreement.

Other Information

        The Offer is the first step in Harris's plan to acquire all of the outstanding capital stock of CSWI, as provided in the Merger Agreement. If the Offer is successful, Harris, through Purchaser, will acquire any remaining Shares through the merger of Purchaser with and into CSWI, pursuant to which each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Harris, Purchaser or CSWI, as treasury stock or otherwise, or any of their respective direct or indirect wholly-owned subsidiaries, all of which will be cancelled and retired and will cease to exist, and any Shares held by stockholders who validly exercise appraisal rights under Delaware law), together with the associated Rights if any are outstanding, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding or stock transfer taxes (the "Merger Consideration"). CSWI stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share, without any interest thereon.

        At the effective time of the Merger, each Share owned by Harris, Purchaser or CSWI (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the effective time of the Merger will automatically be canceled and retired and will cease to exist, and no consideration will be delivered with respect thereto.

        Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Appraisal Rights") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        The Offer will expire at 12:00 midnight, New York City time, at the end of Tuesday, November 6, 2012, unless we extend the Offer. We may, in our sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the conditions of the Offer (see "Section 15—Conditions of the Offer") shall not be satisfied or, in our sole discretion (other than with regards to the Minimum Condition), waived, until such time as such condition or conditions are satisfied or waived. Additionally, we will extend the Offer for any period required by applicable law, any interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any applicable antitrust, competition or similar law shall have expired or been terminated (see "Section 16—Certain Legal Matters; Regulatory Approvals"); provided, however, that in no event shall we be required to extend the Offer (A) beyond March 29, 2013 (the "Outside Date") or (B) at any time that we or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof.

        Purchaser expressly reserves the right to, in its sole discretion and following the closing of the Offer, extend the Offer for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement." A "subsequent offering period," if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the initial offering period of the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

        If we decide to or are required to extend the Offer, or if we offer a subsequent offering period, we will issue a press release setting forth the new date at which the Offer would expire no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        CSWI has granted to us an irrevocable option (the "Top-Up Option") to purchase from CSWI at a price per share equal to the Offer Price up to that number of newly issued shares of Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by Harris and its subsidiaries (including us) at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of the Preferred Stock and all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Top-Up Option shall be exercisable, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Common Stock in excess of the shares of Common Stock authorized and unissued or held in the treasury of CSWI at the time of exercise of the Top-Up Option (giving effect to the shares of Common Stock issuable upon conversion of the Preferred Stock and pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Common Stock as if such shares were outstanding), and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any legal restraint (other than any listing requirement of any securities exchange). See "Section 1—Terms of the Offer," "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

CSWI Board of Directors Recommendation

        The CSWI Board has represented to us, among other things, that it has duly adopted by unanimous vote resolutions (1) determining that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, are fair to, and in the best interests of, CSWI's stockholders, (2) approving and declaring advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the DGCL, (3) directing, if required by applicable law, that the "agreement of merger" contained in the Merger Agreement be submitted to CSWI's stockholders for adoption, and (4) recommending that CSWI's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the "agreement of merger" set forth in the Merger Agreement and approve the Merger. See "Section 13—The Transaction Documents—The Merger Agreement."

        A description of the reasons for the CSWI Board's approval of the Offer and the Merger is set forth in CSWI's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to CSWI's stockholders together with this Offer to Purchase (the "Schedule 14D-9"). CSWI's stockholders are encouraged to review carefully the Schedule 14D-9, together with this Offer to Purchase.

Conditions and Termination

        The Offer is subject to customary conditions and, among other things, we are not required to complete the Offer unless the Minimum Condition has been satisfied. As of October 9, 2012, the minimum number of shares of Common Stock required to satisfy the Minimum Condition would have been approximately 3,824,751 shares. The Offer is not conditioned on Harris or Purchaser obtaining financing. See "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights," "Section 13—The Transaction Documents—The Merger Agreement—Termination" and "Section 15—Conditions of the Offer" in this Offer to Purchase for a description of other conditions to the Offer and the respective rights of Purchaser, Harris and CSWI to terminate the Merger Agreement.

Tender and Voting Agreements

        Concurrently with the execution of the Merger Agreement, and in consideration thereof, the Tendering Stockholders, Harris and Purchaser entered into the Tender and Voting Agreements, whereby the Tendering Stockholders agreed, subject to the terms and conditions set forth therein, among other things, to tender and not withdraw all of their Shares in the Offer and vote in favor of the adoption of the Merger Agreement and the approval of the Merger. Harris and Purchaser did not pay any additional consideration in connection with the execution and delivery of the Tender and Voting Agreements. See "Section 13—The Transaction Documents—The Tender and Voting Agreements" for further details.

Procedures for Tendering

        If you wish to tender all or a portion of your Shares in the Offer, you must either (i) complete and sign the letter of transmittal (or a facsimile thereof) that accompanies this Offer to Purchase (the "Letter of Transmittal") in accordance with the instructions in the Letter of Transmittal and mail or deliver the Letter of Transmittal and all other required documents to Computershare Inc., the depositary for the Offer (the "Depositary"), at the address set forth on the back cover of this Offer to Purchase, together with certificates representing the Shares tendered or follow the procedure for book-entry transfer set forth in "Section 3—Procedures for Accepting the Offer and Tendering Shares" or (ii) request your broker, dealer, bank, trust company or other nominee to effect the transaction for you. If you hold Shares through the name of a broker, dealer, bank, trust company or other nominee, you must contact that institution in order to tender your Shares.

        If you wish to tender Shares but cannot deliver certificates representing such Shares and all other required documents to the Depositary on or prior to the Expiration Time or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender your Shares by following the guaranteed delivery procedures described in "Section 3—Procedures for Accepting the Offer and Tendering Shares."

Withdrawal Rights

        If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Time (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment by December 7, 2012, you may withdraw them at any time after December 7, 2012 until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "Section 4—Withdrawal Rights" for further details.

Recent CSWI Common Stock Trading Prices

        On October 1, 2012, the last full trading day before the announcement of the execution of the Merger Agreement was made by Harris and CSWI, the last reported quote for the Common Stock on the OTC Bulletin Board was $0.62 per Share. On October 9, 2012, the last full trading day prior to the date of this Offer to Purchase, the last reported quote for the Common Stock on the OTC Bulletin Board was $1.09 per Share. The Offer Price represents a premium of 77% over the last reported quote as of October 1, 2012. See "Section 6—Price Range of Shares; Dividends" for further details. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current market quotation for the Shares.

        If the Offer is successful, we expect the Common Stock to continue to be quoted on the OTC Bulletin Board until the time of the Merger, although we expect the trading volume to be below the trading volume before the commencement of the Offer. The Preferred Stock is not quoted on the OTC Bulletin Board and is not listed on any securities exchange. Please note that the time period, if any, between completion of the Offer and the Merger may be very short. See "Section 7—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation; Registration under the Exchange Act" for further details.

Material U.S. Federal Income Tax Considerations

        The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") will recognize gain or loss equal to the difference between (i) the amount of cash received and (ii) such U.S. Holder's adjusted tax basis in its Shares. See "Section 5—Material U.S. Federal Income Tax Considerations" for further details.

Further Information

        You may contact Georgeson Inc., the information agent for the Offer, at the address and telephone number listed on the back cover of this Offer to Purchase if you have any questions about the Offer.

 FREQUENTLY ASKED QUESTIONS

        The following are answers to some of the questions you, as a CSWI stockholder, may have about the Offer. We urge you to carefully read this Offer to Purchase in its entirety and the Letter of Transmittal and the other documents to which we have referred because the information in the Summary Term Sheet and this section is not complete. Additional important information is contained in the other sections of this Offer to Purchase and the Letter of Transmittal.

Who is offering to buy my securities?

        Our name is NHCC Merger Corp., and we are offering to purchase your shares. We are a Delaware corporation formed for the purpose of making this Offer and consummating the Merger with CSWI. We are a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario), which is a direct, wholly-owned subsidiary of Constellation Software Inc., a corporation organized under the Business Corporations Act (Ontario). We were formed solely for the purpose of acquiring CSWI and have conducted no activities to date other than activities incidental to our formation and in connection with acquiring CSWI. See the "Introduction" to this Offer to Purchase and "Section 9—Certain Information Concerning Constellation, Harris and Purchaser."

What securities are you offering to purchase?

        We are offering to purchase all of the issued and outstanding shares of Common Stock, par value $0.001 per share, together with the associated common share purchase rights (the "Rights"), and all of the issued and outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share, of CSWI. See the "Introduction" to this Offer to Purchase and "Section 1—Terms of the Offer."

How much are you offering to pay for my securities, what is the form of payment and will I have to pay any fees or commissions?

        We are offering to pay you $1.10 per Share in cash, without interest thereon and less any applicable withholding or stock transfer taxes. If you are the record holder of your Shares (i.e., a stock certificate representing shares of Common Stock or Preferred Stock has been issued to you or you hold Shares in your name in book-entry form) and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, banker or other nominee, and your broker tenders your Shares on your behalf, your broker, banker or other nominee may charge you a fee for doing so. You should consult your broker, banker or other nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

Do you have the financial resources to make payment?

        Yes. We estimate that approximately $15.8 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the Merger and pay the Merger Consideration in connection with the Merger of us into CSWI, which is expected to follow the successful completion of the Offer (all such payments, collectively referred to as the "Necessary Payments"). Harris will provide us with the necessary funds to fund the Necessary Payments through cash on hand and other working capital sources. Consummation of the Offer is not subject to any financing condition. See "Section 10—Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No. We do not believe that our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash, and if you tender your Shares, following the Merger, you will not have any continuing interest in CSWI, Constellation or Harris;

  •
  consummation of the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

  •
  we, through our direct parent company, Harris, and our ultimate parent company, Constellation, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

See "Section 10—Source and Amount of Funds."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition, pursuant to which, prior to the expiration of the Offer (as may be extended in accordance with the Merger Agreement), there must be validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of CSWI's Common Stock which, together with the shares of Common Stock beneficially owned by Harris or Purchaser (if any), represents at least a majority of Common Stock then outstanding (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof but excluding shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Top-Up Option). According to CSWI, as of October 9, 2012 there were 6,733,191 shares of Common Stock issued and outstanding and 916,309 shares of Common Stock reserved for issuance upon the exercise of outstanding options. Accordingly, as of October 9, 2012, the Minimum Condition would have been satisfied if approximately 3,824,751 shares of Common Stock were validly tendered pursuant to the Offer and not properly withdrawn.

        In addition, it is a condition to the Offer that all of the Preferred Stock shall have been validly tendered in the Offer and not properly withdrawn. Barron Partners LP, the sole holder of Preferred Stock, has agreed to tender all of the Preferred Stock in the Offer.

        Other conditions of the Offer are described in "Section 15—Conditions of the Offer." See also "Section 16—Certain Legal Matters; Regulatory Approvals." Consummation of the Offer is not conditioned on Harris or Purchaser obtaining financing.

Is there an agreement governing the Offer?

        Yes. Harris, Purchaser, CSWI and, solely with respect to Section 9.14 thereof, Constellation, have entered into an Agreement and Plan of Merger, dated as of October 2, 2012. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the merger of Purchaser with and into CSWI, with CSWI becoming a direct wholly-owned subsidiary of Harris. See the "Introduction" to this Offer to Purchase and "Section 13—The Transaction Documents—The Merger Agreement."

What does CSWI's Board think about the Offer?

        CSWI's board of directors (the "CSWI Board") has unanimously:

  •
  determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, CSWI's stockholders;

  •
  approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the DGCL;

  •
  directed that, if required by applicable law, the "agreement of merger" contained in the Merger Agreement be submitted to CSWI's stockholders for adoption;

  •
  recommended that CSWI's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the "agreement of merger" set forth in the Merger Agreement and approve the Merger.

A description of the reasons for the CSWI Board's approval of the Offer and the Merger is set forth in CSWI's Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to CSWI's stockholders together with this Offer to Purchase. CSWI's stockholders are encouraged to review carefully the Schedule 14D-9, together with this Offer to Purchase. See "Section 13—The Transaction Documents—The Merger Agreement—Stockholders Meeting; Board Recommendation."

How long do I have to decide whether to tender my Shares in the Offer?

        You have until 12:00 midnight, New York City time, at the end of Tuesday, November 6, 2012, to decide whether to tender your Shares in the Offer, unless the Offer is extended as described below. See "Section 1—Terms of the Offer." If you cannot deliver everything required to make a valid tender to Computershare Inc., the Depositary for the Offer, prior to such time, you may be able to use a guaranteed delivery procedure, which is described in "Section 3—Procedure for Accepting the Offer and Tendering Shares." In addition, if we decide to provide a subsequent offering period in the Offer as described below under "Introduction" to this Offer to Purchase you will have an additional opportunity to tender your Shares. Please be aware that if your Shares are held by a broker, dealer, trust company, bank or other nominee, you should promptly contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Time (as may be extended in accordance with the Merger Agreement).

When and how will I be paid for my validly tendered Shares?

        If the conditions to the Offer as set forth in "Section 15—Conditions of the Offer" are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you the Offer Price for each validly tendered and not properly withdrawn Share promptly following the expiration of the Offer. We do, however, expressly reserve the right, in our sole discretion and subject to applicable law and the terms of the Merger Agreement, to extend the Offer and delay the acceptance for payment for Shares until satisfaction of all conditions to the Offer, including such conditions relating to governmental or regulatory approvals.

        We will pay for your validly tendered and not properly withdrawn Shares by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. In all cases, payment for the validly tendered Shares will be made only after timely receipt by the Depositary of certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares as described in "Section 3—Procedure for Accepting the Offer and Tendering Shares"), a properly completed and duly executed Letter of

Transmittal and any other required documents for such Shares. See "Section 2—Acceptance for Payment and Payment for Shares."

May the Offer be extended and under what circumstances?

        The Offer may be extended. We may, in our sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the conditions of the Offer (see "Section 15—Conditions of the Offer") shall not be satisfied or, in our sole discretion (other than with regards to the Minimum Condition), waived, until such time as such condition or conditions are satisfied or waived. Additionally, we will extend the Offer for any period required by applicable law, any interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any applicable antitrust, competition or similar law shall have expired or been terminated (see "Section 16—Certain Legal Matters; Regulatory Approvals"); provided, however, that in no event shall we be required to extend the Offer (A) beyond March 29, 2013 (the "Outside Date") or (B) at any time that we or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof. See "Section 1—Terms of the Offer."

How will I be notified if the Offer is extended?

        If we decide or are required to extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension, no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.

Will there be a subsequent offering period?

        We expressly reserve the right, in our sole discretion and following the closing of the initial offering period of the Offer, to extend the Offer for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act. See "Section 1—Terms of the Offer" and "Section 13—The Transaction Documents—The Merger Agreement." During such time stockholders whose Shares have not been accepted for payment may tender, but not withdraw, their Shares and receive the Offer Price.

        We have not at this time made a final decision to provide or not to provide a subsequent offering period, although we do not currently intend to provide a subsequent offering period if we own, or would own following exercise of the Top-Up Option, at least one share of Common Stock more than 90% of the then outstanding number of shares of Common Stock. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights" of this document for more information concerning any subsequent offering period.

        If we elect to provide or extend any subsequent offering period, a public announcement of such election or extension will be made no later than 9:00 a.m., New York City time, on the next business day following the day on which the Offer was scheduled to expire or the date of termination of any prior subsequent offering period. See "Section 1—Terms of the Offer."

What is the difference between an extension of the Offer and a subsequent offering period?

        If the Offer is extended, no Shares will be accepted or paid for until the extension expires, and you will be able to withdraw your Shares until then. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all the Shares that were validly tendered and not properly withdrawn by the time the initial offering period (including any extensions) expires. Shares that are validly tendered during a subsequent offering period will be accepted and paid for as they are received, and therefore cannot be withdrawn. See "Section 1—Terms of the Offer" and "Section 4—Withdrawal Rights."

How do I tender my Shares?

        If you wish to accept the Offer, this is what you must do:

  •
  If you are a record holder (i.e., a stock certificate representing your Shares has been issued to you or you hold Shares directly in your name in book-entry form), you must complete and sign the enclosed Letter of Transmittal and send it and any other documents along with your stock certificate to the Depositary or follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in "Section 3—Procedure for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

  •
  If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within three trading days. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period. Please call Georgeson Inc., the Information Agent for the Offer, at the telephone number set forth on the back cover of this Offer to Purchase if you require assistance. See "Section 3—Procedure for Accepting the Offer and Tendering Shares" for further details.

  •
  If you hold your Shares through a broker, dealer, trust company, bank or other nominee you must contact your broker, dealer, trust company, bank or other nominee and give instructions that your Shares be tendered.

See "Section 3—Procedure for Accepting the Offer and Tendering Shares."

Until what time can I withdraw the validly tendered Shares?

        You can withdraw some or all of the Shares that you previously tendered in the Offer at any time prior to the Expiration Time (as may be extended in accordance with the Merger Agreement). If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Time (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment by December 7, 2012, you may withdraw them at any time after December 7, 2012 until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. See "Section 4—Withdrawal Rights" for further details.

How do I withdraw the validly tendered Shares?

        To withdraw validly tendered Shares, you must deliver a written notice of withdrawal with the required information to the Depositary while you have the right to withdraw the Shares tendered in the Offer. If you validly tendered Shares by giving instructions to a broker, dealer, trust company or other nominee, you must instruct your broker, dealer, trust company or other nominee to arrange the withdrawal of your Shares. See "Section 4—Withdrawal Rights."

Will the Offer be followed by a merger if all Shares are not tendered in the Offer?

        Yes. If we purchase Shares in the Offer and the other conditions to the Merger are satisfied or waived (where permissible), we will merge with and into CSWI. If we purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of CSWI. Furthermore, if, pursuant to the Offer or otherwise (including the exercise of the Top-Up Option), Harris, Purchaser and our respective subsidiaries own in the aggregate in excess of

90% of the outstanding shares of CSWI's Common Stock, as permitted by Delaware law we will effect the Merger without any further action by the stockholders of CSWI. If the Merger takes place, CSWI will become a direct, wholly-owned subsidiary of Harris, and all remaining stockholders (other than Harris, Purchaser or CSWI, or any of their subsidiaries and any CSWI stockholders who properly exercise their appraisal rights under Delaware law) will receive $1.10 net per Share in cash (or any higher price per Share which is paid in the Offer), without interest thereon and less any applicable withholding or stock transfer taxes. See the "Introduction" to this Offer to Purchase and "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement."

If I decide not to tender, how will the Offer affect my Shares?

        If the Merger takes place between CSWI and us, CSWI's stockholders not tendering their Shares in the Offer (other than those properly exercising their appraisal rights under Delaware law) will receive cash in an amount equal to the Offer Price for each of their Shares. Therefore, if the Merger takes place (and you do not exercise your appraisal rights under Delaware law), the only difference between tendering and not tendering your Shares in the Offer is that tendering stockholders may be paid earlier. If you decide not to tender your Shares in the Offer and we purchase the Shares which are tendered in the Offer, but the Merger does not occur or is delayed, there may be so few remaining stockholders and publicly traded Shares that there may not be an active public trading market for CSWI's Common Stock. Also, CSWI may no longer be required to make filings with the SEC or otherwise may no longer be required to comply with the SEC rules relating to publicly held companies. See "Section 7—Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation; Registration under the Exchange Act" and "Section 13—The Transaction Documents—The Merger Agreement."

Are appraisal rights available in either the Offer or the Merger?

        Appraisal rights are not available as a result of the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares that have not been tendered and who follow the procedure for perfecting their appraisal rights as set forth in accordance with Delaware law. A holder of Shares must properly perfect such holder's right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights under Delaware law. See "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights—Appraisal Rights."

If you successfully complete the Offer, what will happen to the CSWI Board?

        If we accept Shares for payment pursuant to the Offer, under the Merger Agreement, Harris will become entitled to designate at least a majority of the members of the CSWI Board. In such case, CSWI has agreed to cause Harris' designees to be elected or appointed to the CSWI Board in such number as is proportionate to Harris' and Purchaser's beneficial ownership of CSWI's Common and Preferred Stock. Therefore, if we accept Shares for payment pursuant to the Offer, Harris will, if it requests to so appoint its designees to the CSWI Board, obtain control of the management of CSWI shortly thereafter. However, prior to the effective time of the Merger, the CSWI Board will retain at least one director who was a director on October 2, 2012, the date of the Merger Agreement, and the approval of such director will be required, among other things, for CSWI to authorize (i) any termination of the Merger Agreement by CSWI, (ii) any amendment of the Merger Agreement requiring action by the CSWI Board, (iii) any extension of time for performance of any obligation or action under the Merger Agreement by Harris or Purchaser, and (iv) any waiver of compliance with any of the agreements or conditions contained therein for the benefit of CSWI. See "Section 12—Purpose of the Offer; Plans for CSWI, Stockholder Approval; Appraisal Rights."

What is the market value of my Shares as of a recent date?

        On October 1, 2012, the last full trading day before the announcement of the execution of the Merger Agreement was made by Constellation and CSWI, the last reported quote for the Common Stock on the OTC Bulletin Board was $0.62 per Share. On October 9, 2012, the last full trading day prior to the date of this Offer to Purchase, the last reported quote for the Common Stock on the OTC Bulletin Board was $1.09 per Share. The Offer Price represents a premium of 77% over the last reported quote as of October 1, 2012. The Preferred Stock is not quoted on the OTC Bulletin Board and does not trade on any securities exchange. Before deciding whether to tender your Shares into and accept the Offer, you should obtain a current quotation for the Shares.

What are the U.S. federal income tax consequences of exchanging my Shares pursuant to the Offer or the Merger?

        Your tender of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or non-U.S. income or other tax laws. In general, a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") that tender Shares for cash pursuant to the Offer or the Merger will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in its Shares. Payments made to a Non-U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless such Non-U.S. Holder has certain connections to the United States. You are urged to consult your own tax advisor regarding the tax consequences to you of tendering your Shares for cash pursuant to the Offer or the Merger in light of your own particular circumstances. See "Section 5—Material U.S. Federal Income Tax Considerations."

Who can I talk to if I have questions about the Offer?

        You can call Georgeson Inc., the information agent for the Offer, at (212) 440-9800 (for banks and brokers) or (866) 729-6811 (toll-free) with any questions you may have. See the back cover of this Offer to Purchase.

To the Stockholders of Computer Software Innovations, Inc.:

INTRODUCTION

        NHCC Merger Corp., a Delaware corporation ("Purchaser") and a direct, wholly-owned subsidiary of N. Harris Computer Corporation, a corporation organized under the Business Corporations Act (Ontario) ("Harris"), which is a direct, wholly-owned subsidiary of Constellation Software Inc., a corporation organized under the Business Corporations Act (Ontario) ("Constellation"), is offering to purchase all of the outstanding shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Computer Software Innovations, Inc., a Delaware corporation ("CSWI"), together with the associated common share purchase rights (the "Rights"), and all of the outstanding shares of Series A Convertible Preferred Stock, par value $0.001 per share (the "Preferred Stock" and together with the Common Stock, the "Shares"), of CSWI at a purchase price of $1.10 per Share (such price, or any higher per Share price paid in the Offer, the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding or stock transfer taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with this Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the "Offer").

        If you are a record holder (i.e., a stock certificate representing Shares has been issued to you or you hold Shares directly in your name in book-entry form), you will not be required to pay brokerage fees, commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the sale of Shares pursuant to the Offer. However, if you do not complete and sign the U.S. Internal Revenue Service (the "IRS") Form W-9 that is included in the Letter of Transmittal (or other applicable form) or otherwise establish an exemption, you may be subject to backup withholding tax, currently at a rate of 28% on the gross proceeds payable to you. See "Section 3—Procedure for Accepting the Offer and Tendering Shares—Backup Withholding Tax." Stockholders with Shares held in street name by a broker, dealer, bank, trust company or other nominee should consult with their nominee to determine if they will be charged any transaction fees. We will pay all charges and expenses that Computershare Inc., the depositary for the Offer (the "Depositary"), and Georgeson Inc., the information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See "Section 17—Fees and Expenses."

        As of the date of this Offer to Purchase, the Rights do not trade separately. Accordingly, by tendering Common Stock you are automatically tendering the associated Rights. If, however, a Distribution Date occurs, as described herein under "Section 8—Certain Information Concerning CSWI," tendering stockholders will be required to deliver separate certificates evidencing the Rights with the Common Stock (or confirmation of book-entry transfer, if available, of such Rights).

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of October 2, 2012 (as it may be amended from time to time, the "Merger Agreement"), among Harris, Purchaser, CSWI and, solely with respect to Section 9.14 of the Merger Agreement, Constellation. The Merger Agreement provides, among other things, that as soon as reasonably practicable following the consummation of the Offer, Purchaser will merge with and into CSWI (the "Merger"), with CSWI continuing as the surviving corporation and becoming a direct, wholly-owned subsidiary of Harris (the "Surviving Corporation"). At the effective time of the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares owned by Harris, Purchaser or CSWI, as treasury stock or otherwise, or any of their respective direct or indirect wholly-owned subsidiaries, all of which will be cancelled and retired and will cease to exist, and Dissenting Shares (as defined below)) will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding or stock transfer taxes (the "Merger Consideration"). CSWI stockholders will have appraisal rights with respect to the Merger, but not the Offer. At the effective time of the Merger, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share, without any interest thereon.

        At the effective time of the Merger, each Share that is owned by Harris, Purchaser or CSWI (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the effective time of the Merger will automatically be canceled and retired and will cease to exist, and no consideration will be delivered with respect thereto.

        Shares outstanding immediately prior to the effective time of the Merger held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Appraisal Rights") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the effective time of the Merger, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        In addition, the Merger Agreement provides that, at the effective time of the Merger, all options to acquire shares of CSWI's Common Stock that are outstanding and unexercised, whether or not vested, will be canceled in exchange for the right to receive a lump sum cash payment equal to the excess, if any, of the Merger Consideration over the exercise price per Share of such option multiplied by the total number of shares of Common Stock issuable upon exercise of such option, less any applicable taxes required to be withheld. If the exercise price per Share of any option is equal to or greater than the Offer Price, then such option will be canceled without payment of consideration. The Merger Agreement further provides that each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under CSWI's stock plans will be cancelled and converted into the right to receive a lump sum cash payment equal to the product of the aggregate number of shares of Common Stock in respect of such stock award multiplied by the Merger Consideration, less any applicable taxes required to be withheld. The Merger is subject to the satisfaction or waiver of certain conditions described in "Section 13—The Transaction Documents—The Merger Agreement—Conditions to the Merger" and "Section 15—Conditions of the Offer." "Section 13—The Transaction Documents—The Merger Agreement" contains a more detailed description of the Merger Agreement. "Section 5—Material U.S. Federal Income Tax Considerations" describes material U.S. federal income tax considerations relating to the sale of Shares in the Offer and the Merger.

        The Board of Directors of CSWI (the "CSWI Board") has unanimously (1) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, are fair to, and in the best interests of, CSWI's stockholders and (2) approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with Delaware law. THE CSWI BOARD HAS UNANIMOUSLY RECOMMENDED THAT CSWI'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER. Each officer and director of CSWI has agreed to tender all of his or her Shares pursuant to the terms of the Tender and Voting Agreements (as defined below) entered into concurrently with the Merger Agreement.

        A description of the reasons for the CSWI Board's approval of the Offer and the Merger will be set forth in CSWI's Solicitation/Recommendation Statement under Section 14(d)(4) of the Exchange Act on Schedule 14D-9 (the "Schedule 14D-9"). Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer; Reasons for the Board's Recommendation."

        The Offer is conditioned upon, among other things, there being validly tendered in the Offer and not validly withdrawn prior to any then scheduled Expiration Time that number of shares of Common Stock which, together with the shares of Common Stock beneficially owned by Harris or Purchaser (if any), represents at least a majority of the Common Stock then outstanding (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof but excluding shares of Common Stock issuable upon conversion of the Preferred Stock or exercise of the Top-Up Option) (the "Minimum Condition"). See "Section 15—Conditions of the Offer" and "Section 16—Certain Legal Matters; Regulatory Approvals."

        According to CSWI, as of October 9, 2012 there were 6,733,191 shares of Common Stock issued and outstanding and 916,309 shares of Common Stock reserved for issuance upon the exercise of outstanding CSWI Stock Options (as defined in "Section 13—The Transaction Documents—The Merger Agreement"). Accordingly, as of October 9, 2012, the Minimum Condition would have been satisfied if approximately 3,824,751 shares of Common Stock were validly tendered pursuant to the Offer and not properly withdrawn.

        Upon the acceptance for purchase of Shares pursuant to the Offer, the Merger Agreement provides that Harris will be entitled to designate the number of directors, rounded up to the next whole number, to the CSWI Board that is in the same proportion as the Shares beneficially owned by Harris and Purchaser to the total number of Shares outstanding on a fully diluted basis. Harris currently intends, promptly after consummation of the Offer, to exercise this right and to designate new directors of CSWI from among (and possibly including all of) the following potential designees: Jeff Bender, Melanie Judge, Mark Dennison and Vanessa Dimilta. Each potential designee is a director, officer or employee of Constellation or its subsidiaries. We expect that such representation on the CSWI Board would permit us to exert substantial influence over CSWI's conduct of its business and operations. We currently intend, as soon as practicable after consummation of the Offer, to consummate the Merger pursuant to the Merger Agreement. Following the Merger, our directors will be the directors of CSWI.

        Under the DGCL, if we acquire, pursuant to the Offer or otherwise, at least 90% of the outstanding shares of CSWI's Common Stock, we will be able to effect the Merger under the short-form merger provisions of the DGCL without a vote of CSWI's stockholders. CSWI has granted to us an irrevocable option (the "Top-Up Option") to purchase from CSWI at a price per share equal to the Offer Price up to that number of newly issued shares of Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by Harris and its subsidiaries (including us) at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of the Preferred Stock and all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Top-Up Option shall be exercisable, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms, subject to certain limitations set forth in the Merger Agreement.

        If we do not acquire at least 90% of the outstanding shares of Common Stock, either through the purchase of Shares in the Offer or upon exercise of the Top-Up Option, we will have to seek approval of the Merger Agreement and the Merger from CSWI's stockholders. Such approval of the Merger Agreement and the Merger would require the affirmative vote of holders of a majority of the outstanding shares of Common Stock. Assuming that the Minimum Condition and the other conditions to the Offer are satisfied or waived (see "Section 15—Conditions of the Offer"), upon consummation of the Offer, we would own, as of the date of consummation of the Offer, sufficient shares of Common Stock to enable us, without the vote of any other CSWI stockholders, to satisfy the stockholder approval requirement to approve the Merger Agreement and the Merger. See "Section 13—The Transaction Documents—The Merger Agreement."

        The Offer is conditioned upon the fulfillment of the conditions described in "Section 15—Conditions of the Offer." The Offer will expire at 12:00 midnight, New York City time, at the end of the day on Tuesday, November 6, 2012, unless we extend the Offer.

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION, AND YOU SHOULD CAREFULLY READ BOTH IN THEIR ENTIRETY BEFORE YOU MAKE A DECISION WITH RESPECT TO THE OFFER.

 THE OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions set forth in the Offer, we will accept for payment and pay for all Shares that are validly tendered and not properly withdrawn in accordance with the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares" on or prior to the Expiration Time. "Expiration Time" means 12:00 Midnight, New York City time, at the end of the day on Tuesday, November 6, 2012, unless extended, in which event such "Expiration Time" means the latest time and date at which the Offer, as so extended, will expire.

        The Offer is subject to the conditions set forth in "Section 15—Conditions of the Offer," which include, among other things, satisfaction of the Minimum Condition (as hereinafter defined). Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will purchase, as soon as permitted under the terms of the Offer, all Shares validly tendered and not properly withdrawn prior to the Expiration Time. We may, in our sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the conditions of the Offer (see "Section 15—Conditions of the Offer") shall not be satisfied or, in our sole discretion (other than with regards to the Minimum Condition), waived, until such time as such condition or conditions are satisfied or waived. Additionally, we will extend the Offer for any period required by applicable law, any interpretation or position of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any applicable antitrust, competition or similar law shall have expired or been terminated (see "Section 16—Certain Legal Matters; Regulatory Approvals"); provided, however, that in no event shall we be required to extend the Offer (A) beyond March 29, 2013 (the "Outside Date") or (B) at any time that we or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof. During any extension of the Offer, all Shares previously tendered and not validly withdrawn will remain subject to the Offer and subject to your right to withdraw such Shares. See "Section 4—Withdrawal Rights."

        We expressly reserve the right, in our sole discretion and following the closing of the Offer, to extend the Offer for a "subsequent offering period" (and one or more extensions thereof) in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Section 13—The Transaction Documents—The Merger Agreement." A "subsequent offering period," if included, is an additional period of time beginning after we have completed the purchase of Shares tendered during the Offer, during which any remaining stockholders may tender, but not withdraw, their Shares and receive the Offer Price.

        Pursuant to Rule 14d-7(a)(2) under the Exchange Act, withdrawal rights do not apply to Shares tendered during a subsequent offering period. A subsequent offering period, if one is provided, is not an extension of the Offer, which already would have been completed.

        We have not at this time made a final decision to provide or not to provide a subsequent offering period, although we do not currently intend to provide a subsequent offering period if we own, or would own following exercise of the Top-Up Option, at least one share of Common Stock more than 90% of the then outstanding number of shares of Common Stock. If we elect to provide or extend a subsequent offering period, we will make a public announcement of such subsequent offering period or extension no later than 9:00 a.m., New York City time, on the next business day after the Expiration Time or the date of termination of the prior subsequent offering period.

        We also reserve the right to waive any of the conditions to the Offer and to make any change in the terms of or conditions to the Offer, provided that CSWI's prior written consent is required for us to (1) reduce the number of Shares subject to the Offer, (2) reduce the Offer Price, (3) change, modify or waive the Minimum Condition, (4) add to the conditions to the Offer set forth in "Section 15—Conditions to the Offer" or modify or change any such condition in a manner adverse in any material respect to any stockholders of CSWI, (5) except as provided in the Merger Agreement, extend or otherwise change the expiration date of the Offer, (6) change the form of consideration payable in the Offer, or (7) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of CSWI.

        If we make a material change to the terms of the Offer or waive a material condition to the Offer, we will extend the Offer and disseminate additional tender offer materials to the extent required by applicable law. The minimum period during which a tender offer must remain open following material changes in the terms of the Offer, other than a change in price or a change in percentage of securities sought, depends upon the facts and circumstances, including the materiality of the changes. In a published release, the SEC has stated that in its view a tender offer must remain open for a minimum period of time following a material change in the terms of such tender offer and that the waiver of a condition such as the Minimum Condition is a material change in the terms of a tender offer. The release states that a tender offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and that if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days generally must be required to allow adequate dissemination and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time. Accordingly, if, prior to the Expiration Time, we increase the consideration to be paid for Shares in the Offer, and if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase is first published, sent or given in the manner specified below, we will extend the Offer at least until the expiration of that period of ten business days. If, prior to the Expiration Time, Purchaser increases the consideration being paid for Shares accepted for payment pursuant to the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased pursuant to the Offer, whether or not such Shares were tendered prior to the announcement of the increase in consideration.

        Any extension, termination, waiver or amendment of the Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a release to a national news service. In the case of an extension of the Offer, we will make a public announcement of such extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time.

        CSWI has provided us with its stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. We will send this Offer to Purchase, the related Letter of Transmittal and other related documents to record holders of Shares and to brokers, dealers, banks, trust companies and other nominees whose names appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        Top-Up Option.    Pursuant to the Merger Agreement, CSWI has granted to us an irrevocable option (the "Top-Up Option") to purchase from CSWI at a price per share equal to the Offer Price up to that number of newly issued shares of Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by Harris and its subsidiaries (including us) at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of the Preferred Stock and all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Top-Up Option shall be exercisable, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Common Stock in excess of the shares of Common Stock authorized and unissued or held in the treasury of CSWI at the time of exercise of the Top-Up Option (giving effect to the shares of Common Stock issuable upon conversion of the Preferred Stock and pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Common Stock as if such shares were outstanding), and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any legal restraint (other than any listing requirement of any securities exchange). See "Section 1—Terms of the Offer," "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights" and "Section 13—The Transaction Documents—The Merger Agreement." At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by us to CSWI for the Top-Up Shares shall be paid to CSWI at Harris' election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to CSWI a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the "Promissory Note"). The Promissory Note (i) shall bear simple interest at the per annum of 3.0%, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Harris and us, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Time. If we decide to provide a subsequent offering period, we will immediately accept for payment and pay for all Shares as they are tendered during the subsequent offering period promptly (within the meaning of Rule 14d-11 under the Exchange Act). Notwithstanding the foregoing, subject to the terms and conditions of the Merger Agreement and any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, we expressly reserve the right, in our sole discretion and subject to applicable law, to extend the Offer and delay the acceptance for payment or payment for Shares until satisfaction of all conditions to the Offer relating to governmental or regulatory approvals specified in "Section 16—Certain Legal Matters; Regulatory Approvals." For information with respect to approvals that we are or may be required to obtain prior to the completion of the Offer, see "Section 16—Certain Legal Matters; Regulatory Approvals."

        We will pay for Shares accepted for payment pursuant to the Offer by depositing the purchase price with the Depositary, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Upon the deposit of such funds with the Depositary, Purchaser's obligation to make such payment will be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer.

        In all cases (including during any subsequent offering period), payment for Shares accepted for payment will be made only after timely receipt by the Depositary of (1) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery"), (2) a properly completed and duly executed Letter of

Transmittal, with any required signature guarantees or an Agent's Message (as defined in "Section 3—Procedure for Accepting the Offer and Tendering Shares—Book-Entry Delivery") in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal. For a description of the procedure for tendering Shares pursuant to the Offer, see "Section 3—Procedure for Accepting the Offer and Tendering Shares." Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occurs at different times.

        For purposes of the Offer, we will be deemed to have accepted for payment the validly tendered Shares when, as and if we give oral or written notice of our acceptance to the Depositary.

        Under no circumstances will we pay interest on the consideration paid for Shares pursuant to the Offer, regardless of any extension of the Offer or any delay in making such payment.

        If we do not accept for payment any validly tendered Shares pursuant to the Offer for any reason, or if you submit certificates for more Shares than are tendered, we will return certificates (or issue new certificates) representing unpurchased or untendered Shares, without expense to you (or, in the case of Shares delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in "Section 3—Procedure for Accepting the Offer and Tendering Shares," the Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration, termination or withdrawal of the Offer.

3.     Procedure for Accepting the Offer and Tendering Shares.

        Valid Tender of Shares.    Except as set forth below, in order for you to tender Shares in the Offer, the Depositary must receive the Letter of Transmittal, properly completed and signed, together with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents that the Letter of Transmittal requires, at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Time and either (1) you must deliver certificates for the Shares representing the validly tendered Shares to the Depositary or you must cause your Shares to be tendered pursuant to the procedure for book-entry transfer set forth below and the Depositary must receive timely confirmation of the book-entry transfer of the Shares into the Depositary's account at the Book-Entry Transfer Facility or (2) you must comply with the guaranteed delivery procedures set forth below.

        The method of delivery of Shares and all other required documents, including through the Book-Entry Transfer Facility, is at your election and sole risk, and delivery will be deemed made only when actually received by the Depositary. If certificates for Shares are sent by mail, we recommend you use registered mail with return receipt requested, properly insured, in time to be received on or prior to the Expiration Time. In all cases, you should allow sufficient time to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute your acceptance of the Offer, as well as your representation and warranty that you have the full power and authority to tender, sell, assign and transfer the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered by you pursuant to the Offer will constitute a binding agreement between us with respect to such Shares, upon the terms and subject to the conditions of the Offer.

        Book-Entry Delivery.    The Depositary will establish an account with respect to the Shares for purposes of the Offer at The Depository Trust Company (the "Book-Entry Transfer Facility") within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may deliver Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the procedures of the Book-Entry Transfer Facility. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal properly completed and duly executed together with any required signature guarantees or an Agent's Message in lieu of the Letter of Transmittal and any other required documents must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Time, or the guaranteed delivery procedure described below must be complied with. Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

        Required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a book-entry confirmation stating that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce that agreement against the participant.

        Signature Guarantees.    All signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange, Inc. Medallion Signature Program (MSP) or any other "eligible guarantor institution" (as such term is defined in Rule 17Ad-15 under the Exchange Act) (each, an "Eligible Institution"), unless the Shares tendered are tendered (1) by a registered holder of Shares who has not completed either the box labeled "Special Payment Instructions" or the box labeled "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates for the Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or certificates for the Shares for unpurchased Shares are to be issued or returned to, a person other than the registered holder, then the tendered certificates for the Shares must be endorsed or accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the certificates for the Shares, with the signatures on the certificates for the Shares or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        If the certificates representing the Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each delivery of certificates for the Shares.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer but cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with the Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

  •
  the certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within three trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice.

        Backup Withholding Tax.    A noncorporate Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations") may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations"), such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder (as defined in "Section 5—Material U.S. Federal Income Tax Considerations"), such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. For a more detailed discussion of backup withholding tax, see "Section 5—Material U.S. Federal Income Tax Considerations."

        Appointment of Proxy.    By executing a Letter of Transmittal, you irrevocably appoint our designees as your attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal to the full extent of your rights with respect to the Shares tendered and accepted for payment by us (and any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies are irrevocable and coupled with an interest in the validly tendered Shares. Such appointment is effective only upon our acceptance for payment of such Shares in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney and proxies and consents granted by you with respect to such Shares and other securities will, without further action, be revoked, and no subsequent powers of attorney or proxies may be given nor subsequent written consents executed (and, if previously given or executed, will cease to be effective). Upon such acceptance for payment, our designees will be empowered to exercise all your voting and other rights as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of CSWI's stockholders, by written consent or otherwise. We reserve the right to require that, in order for Shares to be validly tendered, immediately upon our acceptance for payment of such Shares, we are able to exercise full voting rights with respect to such Shares and other securities (including voting at any meeting of stockholders then scheduled or acting by written consent without a meeting).

        The foregoing powers of attorney and proxies are effective only upon acceptance for payment of Shares pursuant to the Offer. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of CSWI's stockholders.

        Determination of Validity.    We will determine, in our sole discretion, all questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares, and our determination will be final and binding. We reserve the absolute right to reject any or all tenders of Shares that we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or waiver of any such defect or irregularity or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

4.     Withdrawal Rights.

        Except as described in this Section 4, validly tendered Shares made in the Offer are irrevocable. If, after tendering your Shares in the Offer, you decide that you do not want to accept the Offer, you can withdraw your Shares by so instructing the Depositary in writing on or prior to the Expiration Time (as may be extended in accordance with the Merger Agreement). Further, if we have not accepted your Shares for payment by December 7, 2012, you may withdraw them at any time after December 7, 2012 until we do accept your Shares for payment. Once Shares are accepted for payment, they cannot be withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, bank, trust company or other nominee, you must instruct the broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares.

        For your withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal with respect to the Shares must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of Shares, if different from that of the person who tendered such Shares. If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible Institution) signatures guaranteed by an Eligible Institution must be submitted before the release of such Shares. In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the serial numbers shown on the specific certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered. However, withdrawn Shares may be re-tendered at any time before the Expiration Time by again following any of the procedures described in "Section 3—Procedure for Accepting the Offer and Tendering Shares."

        If we provide a subsequent offering period (as described in more detail in "Section 1—Terms of the Offer") following the Offer, no withdrawal rights will apply to Shares tendered in such subsequent offering period or to Shares previously tendered in the Offer and accepted for payment.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal, and our determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or waiver of any such defect or irregularity or incur any liability for failure to give any such notification.

5.     Material U.S. Federal Income Tax Considerations.

        The following is a general summary of the material U.S. federal income tax considerations to a beneficial owner of Shares (a "Holder") who exchanges Shares for cash pursuant to the Offer (including during a subsequent offering period) or the Merger. This discussion is based on the U.S.

Internal Revenue Code of 1986, as amended (the "Code"), final and temporary Treasury Regulations promulgated thereunder, administrative pronouncements or practices and judicial decisions, all as in effect as of the date hereof. Future legislative, judicial or administrative modifications, revocations or interpretations, which may or may not be retroactive, may result in U.S. federal income tax considerations significantly different from those summarized herein. We have not sought, and do not intend to seek, any ruling from the IRS or any other taxing authority with respect to any of the U.S. federal income tax considerations summarized herein, and there can be no assurance that the IRS will not challenge any of the considerations summarized herein, or that a court will not sustain any such challenge by the IRS.

        For purposes of this discussion, the term "U.S. Holder" means a Holder that is, for U.S. federal income tax purposes:

  •
  a citizen or an individual resident of the United States;

  •
  a corporation (or other entity or arrangement taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust which (1) is subject to the primary jurisdiction of a court within the United States and for which one or more U.S. persons have authority to control all substantial decisions, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

        A "Non-U.S. Holder" is a Holder (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder.

        If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership that holds Shares, you should consult your tax advisor regarding the tax consequences of the exchange of Shares for cash pursuant to the Offer or the Merger.

        This summary is for general information only and does not constitute tax advice. This summary does not address all aspects of U.S. federal income taxation that may be relevant to Holders in light of their particular circumstances. In addition, this discussion does not apply to certain categories of Holders that are subject to special treatment under the U.S. federal income tax laws, such as (1) banks, financial institutions or insurance companies, (2) regulated investment companies or real estate investment trusts, (3) brokers or dealers in securities or currencies or traders in securities that elect mark-to-market treatment, (4) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts, (5) controlled foreign corporations or passive foreign investment companies, (6) Holders that exercise appraisal rights in connection with the Merger, (7) Holders that acquired Shares in connection with the exercise of employee stock options or otherwise as compensation for services, (8) Holders that own Shares as part of a straddle, hedge, constructive sale, conversion transaction or other integrated investment, (9) Holders that are liable for the "alternative minimum tax" under the Code, (10) U.S. Holders whose functional currency is not the U.S. dollar, (11) subchapter S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes, or (12) U.S. expatriates. This discussion does not address any tax consequences arising under any state, local or non-U.S. tax laws or U.S. federal estate or gift tax laws. In addition, this discussion applies only to Holders that hold their Shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and assumes that the Shares are not "United States real property interests" within the meaning of Section 897 of the Code.

        HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAX LAWS TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AND ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION.

        U.S. Holders.    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash received and (2) such U.S. Holder's adjusted tax basis in its Shares. Generally, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Shares exchanged were held for more than one year as of the date of exchange. Long-term capital gains of noncorporate U.S. Holders generally are subject to U.S. federal income tax at preferential rates. Note that a U.S. Holder that purchased Shares in the initial public offering of CSWI on February 9, 2012 or thereafter generally will recognize short-term capital gain or loss on the sale of those Shares for cash pursuant to the Offer or the Merger. The deduction of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired for the same cost in the same transaction) exchanged for cash pursuant to the Offer or the Merger.

        Non-U.S. Holders.    Payments made to a Non-U.S. Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger generally will not be subject to U.S. federal income tax, unless: (1) the gain, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder), in which event (a) the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis under regular graduated income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder and (b) if the Non-U.S. Holder is a corporation, it may also be subject to a branch profits tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty); or (2) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year in which the Shares are exchanged and certain other conditions are met, in which event gain recognized by the Non-U.S. Holder will be subject to U.S. federal income tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), but generally may be offset by U.S. source capital losses recognized by the Non-U.S. Holder during the same taxable year.

        Information Reporting and Backup Withholding Tax.    Payments made to a Holder with respect to Shares exchanged for cash pursuant to the Offer or the Merger will be reported to the Holder and the IRS to the extent required by the Code and applicable Treasury Regulations. In addition, a noncorporate Holder may be subject to backup withholding tax at the applicable rate (currently 28%) with respect to cash payments received upon the exchange of Shares pursuant to the Offer or the Merger unless an exemption applies. For an exemption to apply to a U.S. Holder, such U.S. Holder must (1) timely provide the Depositary with a correct taxpayer identification number and otherwise comply with certain certification procedures (generally, by providing a properly completed IRS Form W-9 included with the Letter of Transmittal) or (2) otherwise establish to the satisfaction of the Depositary that such U.S. Holder is exempt from backup withholding tax. For an exemption to apply to a Non-U.S. Holder, such Non-U.S. Holder must (a) certify under penalties of perjury on an appropriate and properly completed IRS Form W-8 that such Non-U.S. Holder is not a U.S. person (provided that the Depositary does not have actual knowledge or reason to know that the Holder is a U.S. person), or (b) otherwise establish to the satisfaction of the Depositary that such Non-U.S. Holder is exempt from backup withholding tax. Each Non-U.S. Holder is urged to consult its own tax advisor to determine which IRS Form W-8 is appropriate in such Non-U.S. Holder's case. If Shares are held through a non-U.S. partnership or other flow-through entity, certain documentation requirements also may apply to the partnership or other flow-through entity.

        Backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules from a payment to a Holder generally will be allowed as a refund or credit against such Holder's U.S. federal income tax liability, provided that such Holder timely furnishes the required information to the IRS.

6.     Price Range of Shares; Dividends.

        CSWI's Common Stock is quoted on the OTC Bulletin Board under the symbol "CSWI." CSWI's Preferred Stock is not publicly quoted and, according to CSWI, has been held only by Barron Partners LP since issuance. Subject to certain limitations and adjustments, each share of Preferred Stock is generally convertible into one share of Common Stock.

        The following table sets forth, for the periods indicated, the high and low bid prices per share of CSWI's Common Stock as reported on the OTC Bulletin Board. The quotations reflect inter dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	High	Low
Year Ended December 31, 2010:
First Quarter	$0.90	$0.55
Second Quarter	0.80	0.51
Third Quarter	0.75	0.26
Fourth Quarter	0.64	0.34
Year Ended December 31, 2011:
First Quarter	$0.81	$0.40
Second Quarter	1.00	0.22
Third Quarter	1.00	0.28
Fourth Quarter	0.50	0.18
Year Ended December 31, 2012:
First Quarter	$0.88	$0.22
Second Quarter	1.03	0.61
Third Quarter	0.72	0.60
Fourth Quarter (through October 9, 2012)	1.12	0.62

        On October 1, 2012, the last full trading day before the announcement of the execution of the Merger Agreement was made by Constellation and CSWI, the last reported quote for the Common Stock on the OTC Bulletin Board was $0.62 per share. On October 9, 2012, the last full trading day prior to the date of this Offer to Purchase, the last reported quote for the Common Stock on the OTC Bulletin Board was $1.09 per share. The Offer Price represents a premium of 77% over the last reported quote as of October 1, 2012. Stockholders are urged to obtain a current market quotation for the Shares.

        CSWI has never paid dividends and does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, CSWI is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent and Purchaser.

7.     Possible Effects of the Offer on the Market for the Shares; OTC Bulletin Board Quotation; Registration under the Exchange Act.

        Effect of Merger.    Following the completion of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into CSWI, and CSWI will be the Surviving Corporation. Purchaser's directors and officers immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        Possible Effects of the Offer on the Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.

        OTC Bulletin Board Quotation.    The Shares are not listed or traded on any national exchange. The Common Stock trades over-the-counter ("OTC") and is quoted on the OTC Bulletin Board, a regulated quotation service that displays real-time quotes, last-sale prices, and volume information for OTC securities. The OTC Bulletin Board is not a listing service, market or exchange. To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the SEC or applicable regulatory authorities. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Common Stock is no longer eligible for quotation on the OTC Bulletin Board, the market for shares of Common Stock may be adversely affected.

        Exchange Act Registration.    The Common Stock currently is registered under the Exchange Act. The purchase of shares of Common Stock pursuant to the Offer may result in the Common Stock becoming eligible for deregistration under the Exchange Act. Registration of the Common Stock may be terminated by CSWI upon application to the SEC if the outstanding shares of Common Stock are not listed on a "national securities exchange" and if there are fewer than 300 holders of record of Common Stock. If deregistration should occur, then, as indicated above, the Common Stock may no longer be available for quotation on the OTC Bulletin Board.

        We intend to seek to cause CSWI to apply for termination of registration of the Common Stock under the Exchange Act as soon as possible after completion of the Offer if the requirements for termination of registration are met. Termination of registration of the Common Stock under the Exchange Act would reduce the information required to be furnished by CSWI to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders' meetings or actions in lieu of a stockholders' meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Common Stock. In addition, if the Common Stock is no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to "going private" transactions would no longer be applicable to CSWI. Furthermore, the ability of "affiliates" of CSWI and persons holding "restricted securities" of CSWI to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") may be impaired or eliminated.

        If registration of the Common Stock is not terminated prior to the Merger, then the registration of the Common Stock under the Exchange Act will be terminated following completion of the Merger.

8.     Certain Information Concerning CSWI.

        CSWI is a Delaware corporation with principal executive offices at 900 East Main Street, Suite T, Easley, South Carolina 29640. The telephone number of CSWI's principal executive offices is (864) 855-3900.

        The following description of CSWI and its business has been taken from CSWI's Annual Report on Form 10-K for the year ended December 31, 2011, and is qualified in its entirety by reference to such Annual Report on Form 10-K.

        CSWI is engaged in the business of development and sales of internally developed software, sales and distribution of computers, network and communications hardware and accessories, as well as interactive collaborative classroom technologies and other hardware-based solutions.

        CSWI's internally developed software consists of fund accounting based financial management software (the results of which are reported through its Financial Applications Segment), standards-based lesson planning software, solutions that facilitate single sign-on application access management provisioning based on Microsoft's Identity Lifecycle Management, referred to as our identity and access management solutions, cloud-based communications and collaboration solutions, including both hosted email and hosted voice-over-internet, using internet protocol ("VoIP") services, and Microsoft SharePoint deployments (the results of which are all reported through its Cloud Services Segment). CSWI's primary software product, fund accounting based financial management software, is developed for those entities that track expenditures and investments by fund, or by source and purpose of the funding. The fund accounting software is used primarily by public sector and not-for-profit entities. CSWI's standards-based lesson planning software is designed to allow teachers to create lesson plans that are tied to a state's curriculum standards. CSWI's solutions for single sign-on application access management provide the ability to eliminate the need for users to sign on to every application separately (thereby allowing "single sign-on") and provides for other efficiencies related to setting-up and controlling user access. CSWI's hosted email solutions and hosted VoIP solutions focus on making security and administration of email and VoIP telecommunications more efficient and up-front cost of adoption of the technology lower for its primary K-12 (kindergarten through grade 12) market space.

        In connection with its hardware-based solutions, CSWI provides a wide range of technology products and services including hardware and design, engineering, installation, training and ongoing support and maintenance (the results of which are reported through its Technology Solutions Segment). Technology solutions include computers, networking, security, internet protocol (IP) telephony, interactive whiteboard solutions and integrated accessories, distance learning and video communication.

        CSWI currently markets its products and services primarily to a wide variety of education and local government agencies, and not-for-profit entities in the southeastern United States. The majority of CSWI's business is with K-12 public education and local government entities, although many of its solutions are also applicable to the commercial market space.

        As of December 31, 2011, CSWI employed approximately 205 full-time employees and 34 full-time contractors. For the year ended December 31, 2011, CSWI's total revenues and net income were approximately $118.3 million and $26.1 million, respectively.

        Common Share Purchase Rights.    On March 1, 2012, the CSWI Board authorized and directed the issuance, and declared a dividend of one Right for each outstanding share of Common Stock outstanding as of the close of business on March 6, 2012 (the "Record Date"), pursuant to a rights agreement (the "Rights Agreement"), dated as of March 5, 2012, between CSWI and Continental Stock Transfer & Trust Company, as Rights Agent. In addition, one Right will automatically attach to each share of Common Stock (subject to adjustment) that becomes outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (each as defined below).

        Initially, the Rights will be represented by the certificates representing CSWI's Common Stock or by the registration of uncertificated Common Stock in CSWI's stock register, if any, and no separate certificates evidencing the Rights (the "Right Certificates") will be issued. Separate Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the earlier to occur of (i) the tenth business day following a public announcement or disclosure indicating that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock or such earlier date as a majority of the CSWI Board became aware of such acquisition or (ii) the tenth business day (or such later date as the CSWI Board may determine prior to such time as any person or group becomes an Acquiring Person) following the commencement of, or first public announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 15% or more of the then outstanding Common Stock (the earlier of such dates being the "Distribution Date"). An Acquiring Person will not include, among other things, any person who or which would otherwise be deemed an Acquiring Person upon the adoption of the Rights Agreement.

        The Rights Agreement provides that, until the Distribution Date, (i) the Rights will be transferred with and only with shares of Common Stock, (ii) new certificates issued after the Record Date upon transfer or new issuance of Common Stock will contain a notation incorporating the Rights Agreement by reference, and the initial transaction statement or subsequent periodic statements with respect to uncertificated Common Stock, if any, that are registered after the Record Date upon transfer or new issuance of such Common Stock will also contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any Common Stock certificates, or the registration of transfer of ownership in CSWI's stock register with respect to uncertificated Common Stock, outstanding as of the Record Date will also constitute the transfer of the Rights associated with the Common Stock represented by such certificate or registration.

        The Rights are not exercisable until the Distribution Date. After the Distribution Date, but prior to the time a person becomes an Acquiring Person, each Right will entitle the registered holder to purchase from CSWI one share of Common Stock at a purchase price of $3.00 per share (the "Purchase Price"), subject to adjustment. The Rights will expire on March 2, 2022 (the "Final Expiration Date"), unless the Final Expiration Date is amended or unless the Rights are earlier redeemed or exchanged by CSWI, in each case, as described below.

        As soon as practicable after the Distribution Date, Right Certificates will be mailed to holders of record of Common Stock as of the close of business on the Distribution Date, and thereafter, the separate Right Certificates alone will represent the Rights.

        If a person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, other similar securities of CSWI, cash, or assets of CSWI) having a value equal to two times the Purchase Price of the Right. Notwithstanding any of the foregoing, following the existence of an Acquiring Person, all Rights that are, or were, beneficially owned by any Acquiring Person will be null and void.

        In the event at any time after a person becomes an Acquiring Person that (i) CSWI consolidates or merges with any other person, (ii) any person engages in a consolidation or merger with CSWI where the outstanding Common Stock is exchanged for securities, cash or property of the other person and CSWI is the surviving corporation or (iii) 50% or more of CSWI's assets or earning power is sold or transferred, proper provision will be made so that each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the Purchase Price of the Right.

        At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding Common Stock, the CSWI Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, per Right (subject to adjustment).

        At any time prior to the Distribution Date, the CSWI Board may redeem the Rights, in whole but not in part, at a price of $0.0001 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time (the "Redemption Date") on such basis with such conditions as the CSWI Board, in its sole discretion, may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

        Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of CSWI, including, without limitation, the right to vote or to receive dividends.

        The CSWI Board may amend the Rights Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision which may be defective or inconsistent with any other provisions in the Rights Agreement, shorten or lengthen any time period referenced in the Rights Agreement, or to make any other provisions with respect to the Rights which the CSWI Board may deem necessary or desirable. However, after the Distribution Date, the Rights Agreement may not be amended in a manner which would adversely affect the interests of the holders of Rights (other than an Acquiring Person or its affiliates or associates).

        The foregoing is a summary of certain provisions of the Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, a copy of which was filed with the SEC on March 6, 2012 as Exhibit 4.1 to CSWI's Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Agreement and the Current Report on Form 8-K may be obtained in the manner set forth below under "Additional Information." Stockholders and other interested parties should read the Rights Agreement for a more complete description of the provisions summarized above.

        Rights Agreement Amendment.    In connection with entering into the Merger Agreement, the CSWI Board adopted and approved Amendment No. 1 (the "Rights Amendment") to the Rights Agreement. The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions pursuant to the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement. The Rights Amendment provides that the Rights Agreement will terminate, and all Rights will expire, immediately prior to the Effective Time of the Merger.

        The foregoing is a summary of certain provisions of the Rights Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which was filed with the SEC on October 2, 2012 as Exhibit 4.1 to CSWI's Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Amendment and the Current Report on Form 8-K may be obtained in the manner set forth below under "Additional Information." Stockholders and other interested parties should read the Rights Amendment for a more complete description of the provisions summarized above.

        CSWI Projections.    In connection with the due diligence review process of Constellation, Harris and Purchaser prior to executing the Merger Agreement, certain projections of future operating performance of CSWI were furnished to Purchaser's representatives.

        Set forth in the table below is a summary of the projections. This summary should be evaluated, if at all, in conjunction with CSWI's historical financial statements and other information regarding CSWI contained elsewhere in this Offer to Purchase, in the Schedule 14D-9 and CSWI's public filings with the SEC.

	Fiscal Year Ending December 31,
	2012E	2013E	2014E	2015E	2016E
	(amounts in millions)
Revenues	$58.3	$64.7	$70.8	$77.1	$85.5
Cost of sales	48.4	51.5	55.8	59.8	65.1
Total gross profit	9.9	13.2	15.0	17.3	20.4
Total operating expenses	12.0	11.5	12.0	12.8	13.6
Depreciation and amortization of fixed assets and trademarks	1.6	1.2	1.1	1.1	1.1
Amortization of software development costs	2.6	0.9	0.6	0.3	0.1
Net other income (expense)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Interest expense	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)
Income (loss) before income taxes	(2.4)	1.5	2.8	4.3	6.6
Income tax expense	(0.9)	0.8	1.4	2.2	3.3

Net income (loss)	$(1.5)	$0.8	$1.4	$2.2	$3.3

EBITDA(1)	$2.1	$3.8	$4.6	$5.9	$8.0

(1)
CSWI defines EBITDA as net income (loss) before the effects of interest expense, income tax expense and depreciation and amortization of fixed assets and trademarks and amortization of software development costs, each as set forth above. EBITDA is a non-GAAP financial measure. Purchaser has been advised that CSWI provided this information to Purchaser's representatives because CSWI believed it could be useful in evaluating, on a prospective basis, CSWI's potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by CSWI may not be comparable to similarly titled measures used by other companies.

        The inclusion of the projections in this Offer should not be regarded as an indication that any of Constellation, Harris, Purchaser, CSWI or their respective affiliates or representatives considered, or now consider, the projections to be a reliable prediction of actual future events or results, and the projections should not be relied upon as such. The projections are being provided in this Offer to Purchase only because CSWI made them available to Constellation, Harris and Purchaser in connection with their due diligence review of CSWI. None of Constellation, Harris, Purchaser, CSWI or any of their respective affiliates or representatives assumes any responsibility for the accuracy of the projections or makes any representation to any stockholder regarding the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the projections are shown to be in error.

        The projections were assembled by the management of CSWI. It is the understanding of Constellation, Harris and Purchaser that the projections were not prepared with a view towards public disclosure, in compliance with U.S. generally accepted accounting principles or in compliance with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. It is also the understanding of Constellation, Harris and Purchaser that CSWI's registered public accounting firm, Elliot Davis, LLC, has not examined, compiled or performed any procedures with respect to the projections presented in this Offer to Purchase, nor has Elliot Davis, LLC expressed any opinion or any other form of assurance of such information or the likelihood that CSWI may achieve the results contained in the projections, and accordingly assumes no responsibility for them and disclaims any association with them.

        The projections reflect numerous judgments, estimates and assumptions made by CSWI's management with respect to industry performance, general business, economic, regulatory, legal, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond CSWI's management's control. As a result, the projections constitute forward-looking information and are subject to risks and uncertainties and there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

        The projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the Offer and the Merger. There can be no assurance that the announcement of the Offer and the Merger will not cause customers of CSWI to delay or cancel contracts with CSWI pending the consummation of the Offer and the Merger. Any such delay or cancellation of contracts could adversely affect the ability of CSWI to achieve the results reflected in the projections. Further, the projections do not take into account the effect of any failure to occur of the Offer or the Merger and should not be viewed as accurate or continuing in that context.

        In light of the foregoing factors and the uncertainties inherent in CSWI's prospective information, stockholders are cautioned not to place undue, if any, reliance on the prospective information included in this Offer to Purchase.

        Additional Information.    CSWI is subject to the informational and reporting requirements of the Exchange Act and in accordance therewith files and furnishes periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. You may read and copy any such reports, statements or other information at the SEC's Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. CSWI's filings are also available to the public from commercial document retrieval services and at the SEC's Web site at www.sec.gov.

9.     Certain Information Concerning Constellation, Harris and Purchaser.

        Constellation Software Inc. is a company organized under the Business Corporations Act (Ontario), with its principal executive offices at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6. The telephone number of Constellation's principal executive offices is (416) 861-2279.

        Constellation acquires, manages and builds vertical market software ("VMS") businesses. Generally, these businesses provide mission critical software solutions that address the specific needs of Constellation's customers in particular vertical markets. Constellation has six operating groups which currently service customers in over 30 different markets worldwide. Constellation has over 3,500 employees and generating consolidated revenues of approximately US$773.3 million in 2011. Constellation's common shares are listed on the Toronto Stock Exchange under the symbol "CSU."

        N. Harris Computer Corporation is a company organized under the Business Corporations Act (Ontario), with its principal executive offices at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6. The telephone number of Harris' principal executive offices is (416) 861-2279. Harris is a direct, wholly-owned subsidiary of Constellation and has been part of the Constellation group of companies since 1996.

        Harris is a leading provider of financial management and Customer Information Systems (CIS) software solutions. Since 1976, Harris has focused on providing feature-rich and robust turnkey solutions to public sector, schools, utility, and healthcare agencies throughout North America. Harris' focus is on creating long-term relationships with its customers and ensuring that it meets the changing needs of its customers over time.

        Purchaser is a Delaware corporation incorporated on September 12, 2012, with its principal executive offices at 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6. The telephone number of Purchaser's principal executive offices is (416) 861-2279. To date, Purchaser has engaged in no activities other than those incidental to Purchaser's formation, entry into the Merger Agreement and commencement of the Offer. Purchaser is a direct, wholly-owned subsidiary of Harris.

        The name, business address, current principal occupation or employment, five-year employment history and citizenship of each director and executive officer of Constellation, Harris and Purchaser and certain other information are set forth on Schedule I, Schedule II and Schedule III hereto, respectively.

        Except as set forth elsewhere in this Offer to Purchase, or Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively: (1) none of Constellation, Harris and Purchaser and, to Constellation's, Harris's and Purchaser's knowledge, the persons listed in Schedule I, Schedule II and Schedule III hereto, respectively, or any associate or majority owned subsidiary of Purchaser, Harris, Constellation or of any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of CSWI; (2) none of Purchaser, Harris, Constellation and, to Constellation's, Harris's and Purchaser's knowledge, the persons or entities referred to in clause (1) above has effected any transaction in the Shares or any other equity securities of CSWI during the past 60 days; (3) none of Constellation, Harris and Purchaser and, to Constellation's, Harris's and Purchaser's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of CSWI (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (4) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no transactions between Purchaser, Harris, Constellation, their subsidiaries or, to Constellation's, Harris's and Purchaser's knowledge, any of the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, on the one hand, and CSWI or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; (5) during the two years before the date of this Offer to Purchase or otherwise in connection with this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, Harris, Constellation, their subsidiaries or, to Constellation's, Harris's and Purchaser's knowledge, any of the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, on the one hand, and CSWI or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets; (6) none of Purchaser, Harris, Constellation and, to Constellation's, Harris's and Purchaser's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors); and (7) none of Constellation, Harris and Purchaser and, to Constellation's, Harris's and Purchaser's knowledge, the persons listed in Schedule I, Schedule II and Schedule III to this Offer to Purchase, respectively, has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining that person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

10.   Source and Amount of Funds.

        We estimate that approximately $15.8 million will be needed to purchase all Shares validly tendered in the Offer, to cash out certain employee options, to pay related fees and expenses and to complete the Merger and to pay the consideration in respect of Shares converted in the Merger into the right to receive the same per Share amount paid in the Offer. Harris will provide us with the necessary funds to satisfy these obligations. Consummation of the Offer is not conditioned upon obtaining or funding of any financing arrangements.

        We do not believe that our financial condition is relevant to a decision by the holders of the Shares whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash, and if the holders of Shares tender their Shares, following the Merger, they will not have any continuing interest in CSWI, Constellation or Harris;

  •
  consummation of the Offer is not subject to any financing condition;

  •
  if we consummate the Offer, we expect to acquire all remaining Shares in the Merger, in cash, for the same price per share paid in the Offer; and

  •
  we, through our direct parent company, Harris, and our ultimate parent company, Constellation, will have sufficient funds to purchase all Shares validly tendered, and not properly withdrawn, in the Offer and to provide funding for the Merger, which is expected to follow the successful completion of the Offer.

11.   Background of the Offer.

        The following is a description of contacts between Constellation, Harris and Purchaser and CSWI that culminated in the execution of the Merger Agreement. A description of CSWI's activities related to those contacts will be set forth in CSWI's Schedule 14D-9. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer; Reasons for the Board's Recommendation." The information set forth below regarding CSWI was provided by CSWI, and none of Constellation, Harris, Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Constellation, Harris, their affiliates or their representatives did not participate.

        Constellation is engaged in, among other things, acquiring, managing and building vertical market software businesses. In the ordinary course of its business, Constellation reviews potential tuck-in and platform acquisition opportunities. Constellation identified CSWI as a potential acquisition target for its Harris operating group in the third quarter of 2009.

        In September 2009, representatives of Constellation contacted Barron Partners LP, a Delaware limited partnership and the sole owner of CSWI's Preferred Stock ("Barron"), for more information regarding Barron's ownership interest in CSWI. Representatives of Constellation also contacted Nancy Hedrick, the Chief Executive Officer at CSWI, regarding a potential financing arrangement between Constellation and CSWI. Throughout the fourth quarter of 2009, executive officers of Harris engaged in periodic discussions with Ms. Hedrick, and in the first quarter of 2010, Harris management advised Ms. Hedrick of Constellation's potential interest in pursuing a strategic transaction with CSWI.

        On March 22, 2010, executive officers of Harris met Ms. Hedrick and other executive officers of CSWI as CSWI's headquarters. On March 23, 2010, Constellation and CSWI executed a mutual confidentiality agreement to permit Constellation to conduct due diligence concerning CSWI's business.

        In April 2010, management at Constellation and CSWI engaged in various discussions concerning the additional information Constellation would need to evaluate CSWI. On May 19, 2010, CSWI provided certain 2009 sales and employee information to Constellation.

        In the third quarter of 2010, respresentatives of Constellation began discussions with Barron to acquire Barron's interest in CSWI. In a non-binding letter dated August 24, 2010 sent to Barron, Harris proposed a transaction in which Barron would convert all but one share of Preferred Stock and sell the resulting Common Stock to Harris at $1.00 per share, subject to certain conditions, including approval of the CSWI Board.

        Following further discussions, Harris sent a revised non-binding letter setting forth substantially similar terms as the August 24, 2010 letter but offering a purchase price of $1.07 per share.

        Through late 2010 and early 2011, Barron and several holders of Common Stock recommended to management of CSWI that CSWI explore strategic options to improve stockholder liquidity and returns, including a potential sale of CSWI.

        In a non-binding letter sent to Anthony Sobel, Chairman of the CSWI Board, on May 9, 2011, Harris proposed acquiring CSWI for $1.00 per share of Common Stock and Preferred Stock, subject to customary due diligence and other conditions.

        In May 2011, the CSWI Board engaged Hyde Park Capital Advisors, LLC ("Hyde Park Capital") to assist CSWI in evaluating potential strategic alternatives.

        At its August 11, 2011 meeting, the CSWI Board authorized Hyde Park Capital to contact potential investors to purchase the Preferred Stock from Barron, subject to Barron entering into an acceptable non-disclosure agreement which would contain, among other things, a standstill provision. On September 7, 2011, CSWI and Barron entered into a cooperation agreement which contained customary non-disclosure provisions addressing any non-public information CSWI may provide to Barron in connection with the sales process and a standstill provision limiting Barron's ability to sell the Preferred Stock until March 7, 2012 without the approval of the CSWI Board.

        In October 2011, CSWI completed drafts of a confidential information memorandum and confidential investment opportunity overview and directed Hyde Park Capital to contact potential financial buyers concerning purchase of the Preferred Stock from Barron.

        On November 28, 2011, Hyde Park Capital held a conference call with Bidder A, a financial buyer, which made a verbal proposal to acquire all of CSWI's Common Stock and Preferred Stock at a discount to the then current Common Stock price of $0.38 per share, which CSWI determined to be an inadequate price.

        On December 13, 2011, Constellation contacted Hyde Park Capital to express renewed interest in acquiring CSWI, but Hyde Park Capital informed Constellation that the process was not open to strategic buyers at that time. Additionally, Constellation indicated that it would not execute a non-disclosure agreement with a standstill provision and would not participate in the Hyde Park Capital sales process.

        On December 20, 2011, CSWI's management held a conference call with Bidder B, a financial buyer, who subsequently submitted a proposal on February 17, 2012, to acquire all of CSWI's Common Stock and Preferred Stock at $0.66 per share, which the CSWI Board determined to be an inadequate price.

        On December 21, 2011 and again on January 11, 2012, CSWI and Hyde Park Capital participated in conference calls with Bidder C, a financial buyer.

        In early 2012, Barron indicated that it intended to sell the Preferred Stock to Constellation following the expiration of the standstill on March 7, 2012 if CSWI did not redeem a portion of its Preferred Stock or find an alternative purchaser by such time.

        In a meeting on January 19, 2012, the CSWI Board discussed alternatives for purchasing the Preferred Stock or otherwise providing liquidity to Barron, including a leveraged recapitalization and an employee stock purchase plan. The CSWI Board directed Hyde Park Capital to expand the sales process to strategic buyers and authorized management to explore an equity offering to fund a purchase of the Preferred Stock.

        On January 25, 2012, Hyde Park Capital contacted Constellation to indicate the sales process had been expanded to strategic buyers, and that Constellation could participate in the sales process once it had executed a non-disclosure agreement with a standstill provision.

        On February 1, 2012, CSWI's management held a meeting with Bidder C at CSWI's headquarters. Bidder C submitted a letter of intent on February 10, 2012 offering $0.83 per share for the Preferred Stock, $0.30 per share for the Common Stock and repayment of CSWI's subordinated debt. CSWI determined that the proposed purchase price was inadequate.

        On February 10, 2012, Constellation once again indicated that it would not execute a non-disclosure agreement with a standstill provision and would not participate in the Hyde Park Capital sales process.

        On February 22, 2012, the CSWI Board held a meeting to consider its options in light of the upcoming expiration of Barron's standstill agreement on March 6, 2012. With the assistance of Hyde Park Capital and Smith Moore Leatherwood LLP ("Smith Moore Leatherwood"), CSWI's outside legal counsel, the CSWI Board reviewed the adoption of a rights agreement to discourage Barron from selling control of CSWI without adequate consideration being paid to the holders of Common Stock. The CSWI Board also considered alternatives in redeeming the Preferred Stock.

        The CSWI Board next met on March 1, 2012. After discussion of the alternatives available to CSWI with assistance from Hyde Park Capital and Smith Moore Leatherwood, the CSWI Board authorized and directed the issuance, and declared a dividend of one common share purchase right for each outstanding share of Common Stock outstanding as of the close of business on March 6, 2012, pursuant to a rights agreement, to be dated as of March 5, 2012 (the "Rights Agreement"), between CSWI and Continental Stock Transfer & Trust Company, the transfer agent for CSWI's Common Stock.

        In March 2012, Constellation again expressed its interest in acquiring CSWI, and on March 30, 2012, Constellation submitted a letter to the CSWI Board expressing its desire to acquire all of CSWI's Common Stock and Preferred Stock for $1.00 per share, subject to satisfactory completion of due diligence, the redemption or termination of the Rights Agreement and execution of a definitive agreement. Constellation publicly disclosed the letter in a press release dated March 30, 2012 and filed the press release with the SEC by means of a Schedule TO.

        On April 3, 2012, CSWI issued a press release announcing that the CSWI Board would review Constellation's offer and respond in due course and filed a Form 8-K and Schedule 14D-9 disclosing the press release.

        Representatives of Bidder D and Bidder E, both strategic buyers, contacted management on April 3 and April 4, 2012, respectively, expressing interest in pursuing strategic transactions with CSWI. On April 4, 2012, subsequent to an earlier conference call, Bidder F, a financial buyer, submitted a proposal offering $0.72 per share.

        The CSWI Board met on April 4, 2012 to consider its response to Constellation's offer. Smith Moore Leatherwood and Dewey & LeBoeuf LLP ("Dewey"), outside legal counsel to CSWI, advised the CSWI Board of its duties under Delaware law and certain potential responses to Constellation's offer. The CSWI Board resolved to enter into the due diligence process with Constellation upon execution of a non-disclosure agreement with a standstill provision. The CSWI Board also instructed Hyde Park Capital to prepare a valuation of CSWI.

        On April 5, 2012, CSWI issued a press release indicating that it would request additional information from Constellation about its proposal and would review Constellation's proposal in more detail once that information had been received. The press release also disclosed that the CSWI Board had not reached a conclusion as to whether it should pursue or reject the proposal. CSWI filed the press release with a Form 8-K and a Schedule 14D-9.

        Also on April 5, 2012, lawyers from Smith Moore Leatherwood and Dewey contacted Hogan Lovells US LLP ("Hogan Lovells"), Constellation's outside legal counsel, and discussed the process going forward, including the anticipated scope of Constellation's due diligence and CSWI's desire for Constellation to execute a non-disclosure agreement with a standstill provision.

        On April 6, 2012, Hogan Lovells informed Smith Moore Leatherwood and Dewey that Constellation would provide a due diligence request list but would not agree to a standstill provision.

        On April 9, 2012, Barron issued a press release in support of the Constellation offer, and in the following week, several holders of Common Stock similarly contacted CSWI to express support for the offer.

        On April 12, 2012, Smith Moore Leatherwood and Dewey contacted Hogan Lovells to further discuss the non-disclosure agreement and proposed standstill provision.

        Also on April 12, 2012, CSWI management and Hyde Park Capital held a conference call with Bidder D to discuss a potential strategic transaction between the two companies. Hyde Park Capital also notified management that Bidder G, a strategic buyer, was interested in exploring an acquisition of CSWI, and an introductory conference call with Bidder G and management was held on April 16, 2012.

        On April 17, 2012, Hyde Park Capital and Bidder D held a conference call to discuss a potential merger of equals between CSWI and Bidder D.

        Also on April 17, 2012, Constellation sent a letter to CSWI indicating that Constellation would agree to a standstill period of approximately two weeks and giving CSWI until April 20, 2012 to respond. Constellation indicated that failure to accept by April 20, 2012 would result in public withdrawal of the offer.

        The CSWI Board met on April 19, 2012 to consider a response to Constellation's April 17 letter and review the Hyde Park Capital sales process.

        Also on April 19, 2012, Bidder H, a strategic buyer, contacted CSWI to express an interest in its cloud segment.

        On April 20, 2012, Ms. Hedrick sent a letter to Mark Leonard, Constellation's President, indicating CSWI's interest in Constellation's offer and setting forth conditions to proceeding.

        On April 24, 2012, Bidder G submitted a proposal to purchase CSWI for $1.05 per share and requested exclusivity. Hyde Park Capital indicated that exclusivity would not be feasible at that time.

        On April 26, 2012, Bidder H made an onsite visit to CSWI to discuss purchasing the cloud segment.

        At the CSWI Board meeting held on April 27, 2012, management and Hyde Park Capital updated the CSWI Board on the sales process.

        On April 27, 2012, Ms. Hedrick and Mr. Leonard had a conference call and agreed to a 90-day standstill provision. CSWI sent a draft non-disclosure agreement to Constellation the following day.

        Also on April 27, 2012, CSWI management held a conference call with Bidder E in which Bidder E indicated it may bid above $1.00 per share. CSWI granted Bidder E access to an online data room after Bidder E executed a non-disclosure agreement.

        On May 1, 2012, Bidder I, a strategic buyer, contacted Ms. Hedrick to express an interest in CSWI's cloud email solution.

        The CSWI Board met on May 7 and May 8, 2012, in conjunction with CSWI's annual stockholders meeting and a regular quarterly board meeting. The CSWI Board reviewed strategic options available to CSWI that did not involve a sale of CSWI.

        Also on May 7, 2012, Smith Moore Leatherwood, Dewey, Hogan Lovells and Constellation management held a conference call and discussed the draft non-disclosure agreement.

        On May 8, 2012, CSWI management met with representatives of Bidder H to discuss technical issues surrounding CSWI's hosted voice solution.

        On May 9, 2012, CSWI management met with representatives of Bidder G at CSWI's headquarters to introduce both organizations and the transaction process.

        On May 10, 2012, Constellation executed a confidentiality agreement (the "Confidentiality Agreement") that included a 90-day standstill provision.

        On May 17, 2012, CSWI management made an onsite visit to Bidder G to demonstrate the SmartFusion software product as well as to discuss Bidder G's desire for exclusivity before proceeding with due diligence.

        On May 21 and May 22, 2012, CSWI management met with representatives of Bidder E at CSWI's headquarters to introduce both organizations and to review the need for Hyde Park Capital to lead the transaction process.

        On May 29 and May 30, 2012, CSWI management met with representatives of Bidder D at CSWI's headquarters to introduce both organizations and to discuss potential synergies.

        On June 6 and June 7, 2012, CSWI management met with representatives of Constellation at CSWI's headquarters to discuss procedures for a potential transition.

        On June 12, 2012, Ms. Hedrick and Bill Buchanan, CSWI's Senior Vice President of Technology and Cloud Services, held a follow-up call with Bidder I to review its proposed acquisition of CSWI's cloud email solution. Bidder I presented a plan and committed to providing a term sheet.

        Also on June 12, 2012, Hyde Park Capital and Jeff Bender, the Chief Executive Officer of Harris, participated in a conference call in which Mr. Bender confirmed Constellation's bid of $1.00 per share and stated that Constellation was interested in buying all of CSWI even though Constellation's primary interest was CSWI's software business.

        On June 13, 2012, Bidder D contacted Hyde Park Capital to indicate they were dropping out of the process because of a lack of identifiable synergies.

        On June 20, 2012, CSWI received a term sheet from Bidder I outlining a revenue sharing arrangement for CSWI's cloud email solution. CSWI determined that the offer was not favorable to CSWI.

        On June 26, 2012, Bidder G returned for a follow-up onsite visit with management. The parties discussed synergies among the products of the companies, the deal process and access to CSWI's confidential information.

        At a meeting on June 26, 2012, the CSWI Board reviewed Hyde Park Capital's preliminary valuation of CSWI and instructed Hyde Park Capital to inform Constellation that it was not the highest bidder. Hyde Park Capital and management updated the CSWI Board on the status of the sales process, including that Bidder E had declined to submit a proposal at that time.

        On July 5, 2012, Ms. Hedrick met with Bidder G's chief executive officer to discuss management roles post-transaction and to further discuss the details of how a deal could be structured.

        Also on July 5, 2012, CSWI management and Bidder B held a conference call to follow up on Bidder B's December 2011 call and to discuss a potential deal structure.

        On July 9, 2012, Bidder E submitted a term sheet proposing a cash offer for selected assets and liabilities of the technology and cloud segments of CSWI.

        On July 11, 2012, Bidder J contacted Ms. Hedrick and Hyde Park Capital expressing an interest in acquiring CSWI and on July 12, 2012, Bidder J submitted a proposal to acquire CSWI for $1.05 per share.

        On July 12, 2012, Smith Moore Leatherwood, Hyde Park Capital and CSWI management had a call with Bidder G's management team to discuss acquisition issues.

        On July 16, 2012, Constellation submitted a term sheet to CSWI, reiterating the $1.00 per share offer and outlining other terms of a proposed transaction.

        Also on July 16, 2012, Bidder G withdrew from the sales process.

        On July 17, 2012, CSWI management demonstrated SmartFusion to Bidder B via a web call.

        On July 18, 2012, Hyde Park Capital and Smith Moore Leatherwood had a telephone conference with Bidder B to discuss acquisition issues.

        On July 24 and July 25, 2012, the management teams of Bidder B and CSWI met at CSWI's headquarters to introduce both organizations. Bidder B expressed an interest in CSWI's software segment.

        At the CSWI Board meeting held July 26, 2012, Hyde Park Capital provided an update on the various bidders, including the fact that Bidder E was asked to increase their offer for the assets of the technology and cloud segments but Bidder E declined to do so. The CSWI Board discussed concerns about the ability of Bidder I to finance and close the transaction and gave management authority to end negotiations with Bidder I. Hyde Park Capital also presented Bidder B's cash offer to buy the assets of the software segment, which upon advice of legal counsel and Hyde Park Capital was not considered feasible. The CSWI Board discussed the advantages and disadvantages of approaching Constellation about possibly acquiring only the software segment via a tender offer, in tandem with the concurrent sale of the technology segment in an asset sale. Hyde Park Capital and Smith Moore Leatherwood reviewed the risks and difficulties of closing a two-step transaction involving Constellation and Bidder E. The CSWI Board authorized Hyde Park Capital to approach Constellation to determine whether Constellation was interested in submitting a tender offer bid for the software segment only.

        On July 27, 2012, Hyde Park Capital notified Bidder B that a cash offer for the software segment was not feasible for a publicly-traded company.

        Also on July 27, 2012, Hyde Park Capital and Constellation discussed the possibility of Constellation submitting a bid for the software segment only as part of a two-step transaction with another bidder, and Constellation expressed a willingness to consider a two-step transaction. Hyde Park Capital also asked Constellation to consider whether it would increase its bid for all of CSWI to $1.15 per share.

        On July 31, 2012, Constellation contacted Hyde Park Capital to indicate that it would continue to bid for all of CSWI and would raise its offer to $1.10 per share.

        The CSWI Board met on August 1, 2012, and, after being informed of Constellation's desire to only bid on all of CSWI at an increased price of $1.10 per share, the CSWI Board authorized Smith Moore Leatherwood, Hyde Park Capital and management to proceed with developing a deal timeline, drafting a definitive agreement, extending the Confidentiality Agreement (including the standstill period then set to expire on August 9, 2012), granting Constellation exclusivity for a period of approximately 60 days and continuing with Constellation's due diligence.

        On August 6, 2012, Ms. Hedrick and Mr. Leonard signed an agreement to extend the Confidentiality Agreement, including an extension of the standstill period, and to enter into exclusivity with Constellation until September 30, 2012. CSWI agreed to report all third party bids or approaches and close the due diligence process to all parties other than Constellation.

        The CSWI Board met on August 13, 2012 for its quarterly meeting. Hyde Park Capital, Smith Moore Leatherwood and management updated the CSWI Board on exclusivity with Constellation, the status of due diligence and a proposed deal timeline.

        On August 15, 2012, Hogan Lovells provided an initial draft of the Merger Agreement to Smith Moore Leatherwood.

        On August 21 through August 23, 2012, representatives of Harris visited CSWI's headquarters to discuss post-transaction operational issues.

        On August 24, 2012, Smith Moore Leatherwood delivered a revised draft of the Merger Agreement to Hogan Lovells.

        On August 29, 2012, Hogan Lovells delivered a revised draft of the Merger Agreement to Smith Moore Leatherwood.

        At a meeting on September 7, 2012, the CSWI Board reviewed the terms and conditions of the proposed transaction and the strategic options available to CSWI. At the meeting, Smith Moore Leatherwood reviewed the terms of the Merger Agreement, potential conflicts of interest amongst the directors and executive officers of CSWI and the fiduciary duties of the CSWI Board in connection with the proposed transaction. Management discussed the financial elements of the transaction and the reasons for entering into the transaction, including the future prospects of CSWI. Hyde Park Capital also discussed the financial aspects of the proposed transaction and reviewed a draft form of the proposed fairness opinion.

        Also on September 7, 2012, Smith Moore Leatherwood delivered a revised draft of the Merger Agreement to Hogan Lovells.

        Subsequently in September 2012, Hyde Park Capital disclosed contact information for Bidder E to Harris in connection with Constellation's review of a potential two-step transaction.

        On September 11 through September 13, 2012, Constellation's due diligence team made a site visit to CSWI's headquarters to review CSWI materials, meet with various staff and to discuss post-transaction operational issues.

        On September 14, 2012, CSWI management, Smith Moore Leatherwood, Hyde Park Capital, Constellation management and Hogan Lovells discussed provisions in the Merger Agreement.

        On September 18, 2012, Smith Moore Leatherwood delivered a revised draft of the Merger Agreement to Hogan Lovells.

        On September 21, 2012, Hogan Lovells delivered a revised draft of the Merger Agreement to Smith Moore Leatherwood.

        In the week of September 24, 2012, representatives of Constellation informed CSWI that Constellation was considering lowering the proposed offer price from $1.10 per share to offset increased transaction expenses.

        On September 26, 2012, Smith Moore Leatherwood and Hogan Lovells discussed certain provisions in the Merger Agreement and the Tender and Voting Agreements.

        On September 28, 2012, Hyde Park Capital and Constellation management discussed, among other things, Constellation's proposal to lower the purchase price from $1.10 per share. After Ms. Hedrick offered to waive a portion of the severance payments to which she was entitled under the terms of her employment agreement and Hyde Park Capital offered to lower its fees payable upon consummation of a merger of CSWI, Constellation agreed to maintain the proposed purchase price at $1.10 per share.

        Hogan Lovells delivered a revised draft of the Merger Agreement to Smith Moore Leatherwood on September 28, 2012 and further revisions on September 29, 2012.

        On September 30, 2012, Hogan Lovells delivered an execution version of the Merger Agreement to Smith Moore Leatherwood.

        At a CSWI Board meeting on October 1, 2012, Hyde Park Capital delivered its fairness opinion to the CSWI Board, a copy of which appears as an exhibit to the Schedule 14D-9. Following careful consideration of the proposed Merger Agreement and the transactions contemplated by the Merger Agreement, the CSWI Board unanimously (i) determined that the Merger Agreement, the Offer, the Merger, and the other transactions contemplated in the Merger Agreement are in the best interest of CSWI and its stockholders, (ii) adopted the Merger Agreement, (iii) approved the Offer, the Merger, and the other transactions contemplated by the Merger Agreement and (iv) resolved to recommend that CSWI's stockholders accept the Offer and tender their Shares to Purchaser pursuant to the Offer and, if required, approve the Merger Agreement. In addition, the Compensation Committee of the CSWI Board reviewed the terms of, and approved, certain employment compensation, severance and other employee benefit arrangements with respect to the employees of CSWI.

        The Merger Agreement was executed by CSWI, Harris, Purchaser and, solely for purposes of Section 9.14 thereof, Constellation before the opening of the U.S. financial markets on October 2, 2012. Concurrently with the execution of the Merger Agreement, Harris and Purchaser entered a Tender and Voting Agreement with Barron and each executive officer and director of CSWI, and CSWI entered into termination and release agreements with Ms. Hedrick, Mr. Buchanan, David Dechant, Chief Financial Officer at CSWI, Beverly Hawkins, Senior Vice President of Financial Software Solutions at CSWI, and Tom Clinton, Senior Vice President of Strategic Relationships and a director of CSWI. On October 2, 2012, before the opening of the U.S. financial markets, Constellation and Harris issued a joint press release announcing the execution of the Merger Agreement and the forthcoming commencement of a tender offer to acquire all of the outstanding Shares at a price of $1.10 per Share in cash.

12.   Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights.

        Purpose of the Offer.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, CSWI. The Offer, as the first step in the acquisition of CSWI, is intended to facilitate the acquisition of all of the Shares. The purpose of the Merger is to acquire all capital stock of CSWI not purchased pursuant to the Offer or otherwise. After completion of the Offer and the Merger, CSWI will be a direct wholly-owned subsidiary of Harris.

        Plans for CSWI.    Except as disclosed in this Offer to Purchase, we do not have any present plan or proposal that would result in the acquisition by any person of additional securities of CSWI, the disposition of securities of CSWI, an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving CSWI, the sale or transfer of a material amount of assets of

CSWI or any material changes in CSWI's present dividend policy, indebtedness, capitalization, corporate structure or business.

        After completion or termination of the Offer, we may seek to acquire additional Shares through open market purchases, privately negotiated transactions, a tender offer or exchange offer or otherwise, upon terms and at prices as we determine, which may be more or less than the price paid in the Offer. If we do not acquire sufficient Shares in the Offer to complete the Merger under the short-form merger provisions of the DGCL without a vote of CSWI stockholders, we expect to acquire additional Shares by exercising the Top-Up Option, subject to the limitations set forth in the Merger Agreement.

        After the purchase of the Shares in the Offer, we will be entitled to appoint our representatives to the CSWI Board in proportion to the aggregate ownership by us and Harris of the outstanding Shares, as described below under the caption "Directors" in "Section 13—The Transaction Documents—The Merger Agreement." The Merger Agreement also provides that upon the merger of Purchaser with and into CSWI, the certificate of incorporation of CSWI will be amended so as to read in its entirety as provided for in the Merger Agreement and, as so amended, will be the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation will be amended to be identical to the bylaws of Purchaser as in effect immediately prior to the Effective Time. Additionally, the directors and officers of Purchaser at the Effective Time will become the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified. See "Section 13—The Transaction Documents—The Merger Agreement."

        After completion of the Offer and the Merger, Constellation and Harris expect to evaluate and review CSWI and its business, assets, corporate structure, operations, properties and strategic alternatives, and to integrate CSWI into Constellation's Harris Operating Group. As a result of this review and integration, it is possible that Harris could implement changes to the business or capitalization of CSWI that could involve consolidating and streamlining certain operations and reorganizing or disposing of other businesses and operations, including the winding up of the separate existence of CSWI and the integration of the business and operations of CSWI into one or more domestic or foreign subsidiaries of Constellation. In addition, in connection with integrating the corporate structures of CSWI and Harris and Constellation, Constellation may determine to reorganize, merge or consolidate CSWI with one or more domestic or foreign subsidiaries of Constellation. Harris and Constellation reserve the right to change their plans and intentions at any time, as they deem appropriate.

        Stockholder Approval.    Under the DGCL, if we acquire, pursuant to the Offer or otherwise (including by exercise of the Top-Up Option), at least 90% of the outstanding shares of CSWI's Common Stock, we believe we could, and we intend to, effect a merger under the short-form merger provisions of the DGCL without a vote of CSWI's stockholders. If we do not acquire at least 90% of the outstanding shares of Common Stock, we will have to seek adoption of the Merger Agreement by CSWI's stockholders. Adoption of the Merger Agreement requires the affirmative vote of holders of not less than a majority of the outstanding shares of Common Stock, including the shares owned and purchased by us pursuant to the Offer. Thus, assuming that the Minimum Condition is satisfied, upon consummation of the Offer, we would own sufficient shares of Common Stock to enable us, without the vote of any other CSWI stockholder, to satisfy the stockholder approval requirement to approve the Merger. Pursuant to the Merger Agreement, CSWI has agreed to duly call, give notice of, convene and hold a special meeting of CSWI's stockholders as soon as reasonably practicable following the initial acceptance for payment by Purchaser of the Shares validly tendered pursuant to the if stockholder approval is required to effect the Merger.

        Rule 13e-3.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain "going private" transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer or otherwise in which Purchaser seeks to acquire the remaining Shares not held by it. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning CSWI and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the SEC and disclosed to stockholders prior to the consummation of the transaction. Purchaser and Harris believe that Rule 13e-3 will not be applicable to the Merger because the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer.

        Appraisal Rights.    No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, appraisal rights will be available to holders of Shares who have neither voted in favor of the Merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL. Each such holder will be entitled to receive a judicial determination of the fair value of such holder's Shares (exclusive of any element of value arising from the effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with a fair rate of interest, if any, determined by a Delaware court for Shares held by such holder. Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the price paid per Share pursuant to the Offer or the price per Share to be paid in the Merger. Holders of Shares should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer or the Merger, are not opinions as to fair value under Section 262 of the DGCL. Moreover, the Surviving Corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Shares is less than the price paid in the Offer and the Merger.

        If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses her, his or its rights to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the right to receive the price per Share paid in the Merger in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to CSWI a written withdrawal of the demand for appraisal by the date set forth in the appraisal notice to be delivered to the holders of the Shares as provided in the DGCL. Failure to comply with the requirements of Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

        The foregoing summary of the rights of dissenting stockholders under the DGCL does not purport to be a statement of the procedures to be followed by stockholders desiring to exercise any appraisal rights under the DGCL. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of the DGCL which will be set forth in their entirety in the proxy statement or information statement for the Merger, unless the Merger is effected under the short-form merger provisions of the DGCL without a vote of CSWI stockholders, in which case they will be set forth in the notice of Merger. The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the DGCL.

13.   The Transaction Documents.

The Merger Agreement.

        The following is a summary of the material provisions of the Merger Agreement. The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO (the "Schedule TO") of which this Offer to Purchase forms a part and is incorporated herein by reference. For a complete understanding of the Merger Agreement, you are encouraged to read the full text of the Merger Agreement. The Merger Agreement is not intended to provide you with any other factual information about Harris, Purchaser, Constellation or CSWI. Such information can be found elsewhere in this Offer to Purchase.

        The Offer.    The Merger Agreement provides for the commencement of the Offer as promptly as practicable after the date of the Merger Agreement but in no event later than October 17, 2012 (ten business days after the date of the Merger Agreement). Subject to the applicable rules and regulations of the SEC, Harris expressly reserves the right from time to time, except as set forth elsewhere in this Offer to Purchase, in its sole discretion, to waive any condition to the Offer, increase the Offer Price or to make any other changes in the terms and conditions of the Offer. However, we have agreed in the Merger Agreement that, without the consent of CSWI, we will not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) change, modify or waive the Minimum Condition, (iv) add to the conditions to the Offer set forth in "Section 15—Conditions to the Offer" or modify or change any such condition in a manner adverse in any material respect to any stockholders of CSWI, (v) except as provided in the Merger Agreement, extend or otherwise change the expiration date of the Offer, (vi) change the form of consideration payable in the Offer, or (vii) otherwise amend, modify or supplement any of the terms of the Offer in a manner adverse in any material respect to any stockholders of CSWI. There is no financing condition to the Offer.

        The Merger Agreement provides that unless the Merger Agreement is terminated in accordance with its terms, we may, in our sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, if on any then-scheduled Expiration Time any of the conditions of the Offer (see "Section 15—Conditions of the Offer") shall not be satisfied or, in our sole discretion (other than the Minimum Condition), waived, until such time as such condition or conditions are satisfied or waived. Additionally, we will extend the Offer for any period required by applicable law, any interpretation or position of the SEC or its staff applicable to the Offer, and until any waiting period (and any extension thereof) applicable to the consummation of the Offer under any applicable antitrust, competition or similar law shall have expired or been terminated (see "Section 16—Certain Legal Matters; Regulatory Approvals"); provided, however, that in no event shall we be required to extend the Offer (A) beyond March 29, 2013 (the "Outside Date") or (B) at any time that we or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof.

        In addition, the Merger Agreement provides that we may, in our sole discretion, extend the Offer for a "subsequent offering period" (or one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

        Pursuant to the Merger Agreement, CSWI granted to Purchaser an irrevocable option (the "Top-Up Option"), to purchase at a price per share equal to the Offer Price up to that number of newly issued shares of Common Stock (the "Top-Up Shares") equal to the lowest number of shares of Common Stock that, when added to the number of shares of Common Stock owned, directly or indirectly, by Harris and its subsidiaries (including Purchaser) at the time of exercise of the Top-Up Option, shall constitute one share more than 90% of the shares of Common Stock outstanding immediately after the issuance of the Top-Up Shares on a fully diluted basis (which assumes conversion or exercise of the Preferred Stock and all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof). The Top-Up Option shall be exercisable, in whole but not in part, at any time following the closing of the Offer and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms; provided, however, that (i) the Top-Up Option shall not be exercisable for a number of shares of Common Stock in excess of the shares of Common Stock authorized and unissued or held in the treasury of CSWI at the time of exercise of the Top-Up Option (giving effect to the shares of Common Stock issuable upon conversion of the Preferred Stock and pursuant to all then-outstanding stock options, restricted stock units and any other rights to acquire Common Stock as if such shares were outstanding), and (ii) the exercise of the Top-Up Option and the issuance and delivery of the Top-Up Shares shall not be prohibited by any legal restraint (other than any listing requirement of any securities exchange).

        At the closing of the purchase of Top-Up Shares, the aggregate purchase price owed by Purchaser to CSWI for the Top-Up Shares shall be paid to CSWI at Harris' election, either (i) entirely in cash, by wire transfer of same-day funds or (ii) by (A) paying in cash by wire transfer of same-day funds an amount equal to not less than the aggregate par value of the Top-Up Shares and (B) issuing to CSWI a promissory note having a principal amount equal to the aggregate purchase price pursuant to the Top-Up Option less the amount paid in cash pursuant to the preceding clause (A) (the "Promissory Note"). The Promissory Note (i) shall bear simple interest at the per annum of 3.0%, (ii) shall mature on the first anniversary of the date of execution of the Promissory Note, (iii) shall be full recourse to Harris and Purchaser, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms.

        The parties to the Merger Agreement agreed that in any appraisal proceeding with respect to the Dissenting Shares, and to the fullest extent permitted by applicable Law, neither the Surviving Corporation nor Harris shall assert that the Top-Up Option, the issuance of the Top Up Shares or the payment by Harris or Purchaser to CSWI of any consideration for the Top-Up Shares should be considered by a court in connection with its determination in accordance with Section 262(h) of the DGCL of the fair value of the Dissenting Shares. See "Section 12—Purpose of the Offer; Plans for CSWI; Stockholder Approval; Appraisal Rights."

        The purpose of the Top-Up Option is to facilitate a short-form merger, in accordance with Delaware law, following completion of the Offer.

        The Merger.    The Merger Agreement provides that, at the effective time of the Merger (the "Effective Time"), the Purchaser will be merged with and into CSWI with CSWI as the surviving corporation (the "Surviving Corporation"). Following the Merger, the separate existence of the Purchaser will cease, and CSWI will continue as the Surviving Corporation and a wholly-owned subsidiary of Harris.

        At the Effective Time, each Share owned by Harris, Purchaser or CSWI (as treasury stock or otherwise) or any of their respective direct or indirect wholly-owned subsidiaries immediately prior to the effective time of the Merger will automatically be canceled and retired and will cease to exist, and no consideration will be delivered with respect thereto. Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with the immediately preceding sentence and any Dissenting Shares (as defined below)) together with the associated Rights if any are outstanding, will be canceled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding or stock transfer taxes (the "Merger Consideration"). At the Effective Time, all such Shares will automatically be canceled and will cease to exist, and each holder of a certificate, or evidence of Shares held in book-entry form, that immediately prior to the effective time of the Merger represented any such Shares will thereafter represent only the right to receive the Merger Consideration upon surrender of such Share, without any interest thereon.

        Shares outstanding immediately prior to the Effective Time held by a stockholder who is entitled to demand, and who properly demands, appraisal for such Shares ("Dissenting Shares") in compliance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") (the "Appraisal Rights") will not be converted into a right to receive the Merger Consideration. Such stockholders will be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL. However, if, after the Effective Time, any such holder fails to perfect, withdraws or otherwise loses any such Appraisal Rights or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, each such Share of such holder will no longer be considered a Dissenting Share and will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without any interest thereon.

        Vote Required to Approve Merger; Stockholders' Meeting.    CSWI's Board of Directors has unanimously adopted and approved the Merger Agreement and the transactions contemplated therein, including the Offer and the Merger. If the short-form merger procedure described below is not available for the Merger because Harris and Purchaser do not own at least 90% of the total outstanding shares of Common Stock, then we must obtain the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock to adopt the Merger Agreement. The Merger Agreement provides that if stockholder adoption is required, CSWI will, as soon as practicable following the closing of the Offer:

  •
  prepare and file a proxy statement with the SEC;

  •
  use its reasonable best efforts to have the proxy cleared by the SEC as promptly as practicable;

  •
  mail to the holders of shares of Common Stock the definitive proxy statement as promptly as reasonably practicable following filing with the SEC; and

  •
  duly call, give notice of, convene and hold a stockholders' meeting

        CSWI has agreed to include in the proxy statement the recommendation of CSWI's Board of Directors that stockholders of CSWI vote in favor of the adoption of the Merger Agreement.

        If the Minimum Condition is satisfied and the Purchaser accepts for payment Shares tendered pursuant to the Offer, the Purchaser will have sufficient voting power to adopt the Merger and the Merger Agreement at a meeting of CSWI's stockholders without the affirmative vote of any other CSWI stockholders.

        Short-Form Merger Procedure.    Section 253 of the DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary that would be entitled to vote on a merger, the parent company can effect a "short-form" merger with that subsidiary without the action of the other stockholders of the subsidiary. Pursuant to the Merger Agreement, if as of immediately after the expiration of the Offer and acceptance of the Shares validly tendered in, and not properly withdrawn pursuant to the Offer, the expiration of any subsequent offering period, the purchase, if applicable, of the Top-Up Shares and, if necessary, the expiration of the period for guaranteed delivery of Shares in the Offer, Harris or any direct or indirect subsidiary of Harris, taken together, owns at least 90% of the total outstanding shares of Common Stock, CSWI, Harris and the Purchaser shall, subject to the satisfaction or waiver of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable without a meeting of CSWI's stockholders in accordance with Section 253 of the DGCL.

        Each option to acquire shares of CSWI's Common Stock (each, a "CSWI Stock Option") that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Harris, Purchaser, CSWI, the holder of that CSWI Stock Option or any other person, cancelled and converted into the right to receive from Harris and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock subject to such CSWI Stock Option, multiplied by (y) the excess, if any, of the Merger Consideration over the per share exercise price under such CSWI Stock Option, less any taxes required to be withheld.

        Each restricted stock unit award and other right, contingent or accrued, to acquire or receive shares of CSWI's Common Stock or benefits measured by the value of such shares, and each award of any kind consisting of shares of Common Stock that may be held, awarded, outstanding, payable or reserved for issuance under CSWI's stock plans, other than CSWI Stock Options (each, a "CSWI Stock Award") immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Harris, Purchaser, CSWI, the holder of that CSWI Stock Award or any other person, cancelled and converted into the right to receive from Harris and the Surviving Corporation, as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Common Stock in respect of such CSWI Stock Award multiplied by (y) the Merger Consideration, less any taxes required to be withheld.

        Representations and Warranties.    In the Merger Agreement, CSWI has made customary representations and warranties to Harris and the Purchaser, including representations relating to:

  •
  organization, existence and good standing of CSWI;

  •
  CSWI's capitalization;

  •
  authorization, execution, delivery and performance of the Merger Agreement and the agreements and transactions contemplated thereby;

  •
  no violations of law, conflicts with or consents required in connection with the Merger Agreement and the agreements and transactions contemplated thereby;

  •
  CSWI's public information and financial statements;

  •
  absence of certain changes or events, including any material adverse effect regarding CSWI;

  •
  taxes;

  •
  intellectual property;

  •
  CSWI's compliance with all applicable laws and governmental authorizations;

  •
  litigation;

  •
  the absence of brokers' and finders' fees;

  •
  related party transactions;

  •
  employee matters;

  •
  real property matters;

  •
  title to assets;

  •
  environmental matters;

  •
  material contracts;

  •
  anticorruption;

  •
  information supplied in the proxy statement, if any;

  •
  information supplied in the Offer documents;

  •
  the amendment to CSWI's rights agreement; and

  •
  the opinion of CSWI's financial advisor.

        In the Merger Agreement, Harris and the Purchaser have made customary representations and warranties to CSWI, including representations relating to: organization; authority, non-contravention, and governmental consents; information supplied in the proxy statement, if any; information supplied in the Offer documents; financial capability; legal proceedings; and ownership of CSWI capital stock.

        The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by Harris, the Purchaser and CSWI in the Merger Agreement, may be subject to a standard of materiality provided for in the Merger Agreement, and are qualified by information in confidential disclosure schedules provided by CSWI in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, the representations and warranties in the Merger Agreement have been negotiated with the principal purpose of allocating risk among Harris, the Purchaser and CSWI, and establishing the circumstances under which Harris and the Purchaser may have the right not to consummate the Offer or a party may have the right to terminate the Merger Agreement, rather than establishing matters of fact. Although the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the parties to the Merger Agreement as of a specific date, any specific material facts that qualify the representations and warranties in the Merger Agreement have been disclosed in this Offer to Purchase or in the information incorporated by reference therein, as applicable.

        Operating Covenants.    The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except as expressly contemplated by the Merger Agreement or with the prior written consent of Harris, CSWI shall, and shall cause each of its subsidiaries to, (i) conduct its business in the ordinary and usual course of business consistent with past practices and (ii) use reasonable best efforts to (A) preserve substantially intact its business organization, and (B) keep available the services of its current officers and employees and preserve its business relationships with customers, contractors, resellers, suppliers, distributors, licensors, licensees and others having business relationships with it.

        Between the date of the Merger Agreement and the Effective Time, CSWI is subject to customary operating covenants and restrictions, subject to certain exceptions, pursuant to which CSWI may not take any of the following actions without the consent of Harris, such consent not to be unreasonably withheld or delayed:

  •
  amend or propose to amend its certificate of incorporation or bylaws;

  •
  (i) split, combine or reclassify any of its securities, (ii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its securities, (iii) declare, set aside or pay any dividend or distribution (whether in cash, stock, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock;

  •
  issue, sell, pledge, dispose of or encumber any of its securities, other than (i) the issuance of shares of Common Stock upon the exercise of any equity award outstanding as of the date of the Merger Agreement in accordance with its terms, (ii) the issuance of shares of Common Stock upon the conversion of Preferred Stock in accordance with the terms thereof, (iii) the issuance of shares of Common Stock in respect of other equity compensation awards outstanding under CSWI's stock plans as of the date of the Merger Agreement in accordance with their terms, or (iv) the issuance of equity awards and the issuance of shares of Common Stock upon the exercise of such equity awards (other than to directors or executive officers of CSWI) in accordance with their terms in the ordinary course of business consistent with past practice;

  •
  except as required by applicable law or by any employee plan or contract in effect as of the date of the Merger Agreement, (i) increase the compensation payable or that could become payable by CSWI to directors, officers or employees, other than increases in compensation made in the ordinary course of business consistent with past practice, (ii) enter into any new or amend in any material respect, any existing employment, severance, retention or change in control agreement with any of its past or present officers or employees, (iii) promote any officers or employees, except in connection with CSWI's annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any employee plans or any plan, agreement, program, policy, trust, fund or other arrangement that would be a CSWI employee plan if it were in existence as of the date of the Merger

    Agreement, or make any contribution to any employee plan, other than contributions required by law, the terms of such employee plans as in effect on the date of the Merger Agreement or that are made in the ordinary course of business consistent with past practice;

  •
  (i) establish any subsidiary, (ii) enter into any new line of business, (iii) acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any rights, securities or assets that are material to CSWI, or (iv) make any loans, advances or capital contributions to or investments in any person or entity in excess of $10,000 in the aggregate, other than accounts receivable extended to customers for goods sold or services provided in the ordinary and usual course of business consistent with past practice;

  •
  (i) transfer, license, sell, lease or otherwise dispose of any assets (whether by way of merger, consolidation, sale of stock or assets, or otherwise), other than the sale of inventory and the sale and licensing of software in the ordinary and usual course of business consistent with past practice (provided that the foregoing does not prohibit CSWI from transferring, licensing, selling, leasing or disposing of obsolete equipment or assets being replaced, in each case in the ordinary and usual course of business consistent with past practice), or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

  •
  repurchase, prepay or incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of CSWI, guarantee any debt securities of another person or entity, enter into any "keep well" or other contract to maintain any financial statement condition of any other person or entity or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice (provided that the aggregate amount of the liabilities of CSWI shall not exceed $25.3 million);

  •
  enter into, terminate (other than at its stated expiry date) or amend or modify in any material respect any material contract or any lease with respect to material real estate or any other contract or lease that, if in effect as of the date of the Merger Agreement would constitute a material contract or lease with respect to material real estate (provided that the foregoing does not prohibit CSWI from entering into, terminating, amending or modifying any new or existing customer contract, or renewing, amending or modifying any existing vendor contract, in the ordinary course of business consistent with past practice);

  •
  institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other governmental entity involving the payment of monetary damages by CSWI of any amount exceeding $75,000 in the aggregate, other than (i) any legal action brought against Harris or Purchaser arising out of a breach or alleged breach of the Merger Agreement by Harris or Purchaser, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of CSWI included in its SEC documents (provided that CSWI shall not settle or agree to settle any legal action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on its business);

  •
  make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable law;

  •
  settle or compromise any material tax claim, audit or assessment, (ii) make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, (iii) amend any material tax returns or file claims for material tax refunds, or (iv) enter into any material closing agreement, surrender in writing any right to claim a material tax refund, offset or other reduction in tax liability or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to CSWI or its subsidiaries;

  •
  enter into any material agreement, agreement in principle, letter of intent, memorandum of understanding or similar contract with respect to any joint venture, strategic partnership or alliance;

  •
  except in certain circumstances, take any action to exempt any person or entity from, or make any acquisition of securities of CSWI by any person or entity not subject to, any state takeover statute or similar statute or regulation that applies to CSWI with respect to a Takeover Proposal or otherwise, including the restrictions on "business combinations" set forth in Section 203 of the DGCL, except for Harris, Purchaser or any of their respective subsidiaries or affiliates, or the transactions contemplated by the Merger Agreement;

  •
  amend, terminate or grant any waiver under CSWI's rights agreement;

  •
  abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to CSWI's intellectual property, other than in the ordinary course of business consistent with past practice;

  •
  effectuate a "plant closing" (as defined in the WARN Act) or "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of CSWI, (ii) engage in any transactions, layoffs or employment terminations sufficient in number to trigger application of any state or local law similar to the WARN Act, or (iii) cause any employee to suffer an "employment loss" (as defined in the WARN Act or any similar state or local law); or

  •
  agree or commit to do any of the foregoing.

        No Solicitation Provisions.    The Merger Agreement provides that CSWI shall not, and shall not authorize or permit its directors, officers, employees, attorneys, advisors, investment bankers and other representatives (the "Representatives") to, directly or indirectly, (i) solicit, initiate, propose or knowingly facilitate or encourage (including by providing nonpublic information) any inquiries, proposals or offers or any other efforts or attempts that constitute or would reasonably be expected to lead to any Takeover Proposal (as defined below), (ii) furnish to any person any nonpublic information with respect to any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Takeover Proposal, (iii) engage, continue or participate in discussions or negotiations with any person with respect to any inquiries, proposals or offers, or any other efforts or attempts, that constitute or would reasonably be expected to lead to any Takeover Proposal, (iv) grant any waiver, amendment or release (or fail to enforce) any standstill or confidentiality agreement or otherwise knowingly facilitate any effort or attempt by any person to make a Takeover Proposal (including providing any consent or authorization to make a Takeover Proposal to any officer or employee of CSWI or to the CSWI Board (or any member thereof) pursuant to any existing confidentiality agreement), (v) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Takeover Proposal, (vi) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the CSWI Board Recommendation (as defined below) within three business days after Harris so requests, (vii) make any public statement inconsistent with the CSWI Board Recommendation, (viii) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar document or any agreement or commitment providing for any Takeover Proposal or offer that would reasonably be expected to lead to a Takeover Proposal (each, a "Company Acquisition Agreement"), (ix) change, qualify, withhold or withdraw or modify in a manner adverse to Harris or Purchaser the CSWI Board Recommendation, or (x) resolve, propose or agree to do any of the foregoing.

        The Merger Agreement further provides that CSWI shall cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any third party conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal and shall demand that, and use its reasonable best efforts to cause, any such third party (or its agents or advisors) in possession of non-public information in respect of CSWI that was furnished by or on behalf of CSWI to return or destroy (and confirm destruction of) all such information.

        CSWI shall notify Harris promptly (but in no event later than 48 hours) after it obtains knowledge of the receipt by CSWI (or any of its Representatives) of any Takeover Proposal any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to CSWI or any of its subsidiaries or for access to the business, properties, assets, books or records of CSWI or any of its subsidiaries by any third party. In such notice, CSWI shall identify the third party making, and details of the material terms and conditions of, any such Takeover Proposal, indication or request. CSWI shall keep Harris reasonably apprised of any material developments, discussions and negotiations with respect to any such Takeover Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. CSWI shall promptly provide Harris with copies of any non-public information concerning CSWI's business, present or future performance, financial condition or results of operations, provided to any third party to the extent such information has not been previously provided to Harris.

        As used in the Merger Agreement, a "Takeover Proposal" means a proposal or offer from, or indication of interest in making a proposal or offer by, any person (other than Harris and its subsidiaries, including Purchaser) relating to any (a) direct or indirect acquisition of assets of CSWI (excluding sales of assets in the ordinary course of business) equal to 15% or more of the fair market value of CSWI's consolidated assets or to which 15% or more of CSWI's net revenues or net income on a consolidated basis are attributable, (b) direct or indirect acquisition of 15% or more of the equity interests of CSWI, (c) tender offer or exchange offer that if consummated would result in any person beneficially owning (within the meaning of Section 13(d) of the Exchange Act) 15% or more of the equity interests of CSWI, (d) merger, consolidation, other business combination or similar transaction involving CSWI, pursuant to which such person would own 15% or more of the consolidated assets, net revenues or net income of CSWI, or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of CSWI or the declaration or payment of an extraordinary dividend (whether in cash or other property) by CSWI.

        As used in the Merger Agreement, a "Superior Proposal" means any bona fide written offer in respect of a Takeover Proposal (provided, that for the purposes of this definition all references to 15% in the definition of Takeover Proposal shall be replaced by references to a "majority") received by CSWI after the date of the Merger Agreement (a) that is not the result of a breach or violation of the non-solicitation provisions set forth in Section 6.04(a) of the Merger Agreement, (b) that is not subject to any financing or due diligence condition or contingency, and (c) on terms that the CSWI Board determines in good faith (after consultation with outside legal counsel and CSWI's financial advisor), taking into account all relevant factors, including the price, form of consideration, the identity of the third party making such Takeover Proposal, closing conditions, the ability to finance the proposal and other aspects of the proposal that the CSWI Board deems relevant, (1) would, if consummated, result in a transaction that is more favorable from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) to the holders of Shares than the transactions contemplated by the Merger Agreement (including the terms of any proposal by Harris to modify the terms of the transactions contemplated by the Merger Agreement) and (2) is reasonably likely to be completed on the terms proposed in a timely fashion.

        CSWI's Recommendation.    The CSWI Board, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the

Merger, are fair to, and in the best interests of, CSWI's stockholders, (ii) approved and declared advisable the "agreement of merger" (as such term is used in Section 251 of the DGCL) contained in the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer and the Merger, in accordance with the DGCL, (iii) if required by applicable law, directed that the "agreement of merger" contained in the Merger Agreement be submitted to CSWI's stockholders for adoption, and (iv) resolved to recommend that CSWI's stockholders accept the Offer, tender their Shares pursuant to the Offer and, if required by applicable law, adopt the "agreement of merger" set forth in the Merger Agreement and approve the Merger (the "CSWI Board Recommendation"). Pursuant to the Merger Agreement, CSWI shall not, and shall not authorize or permit its directors or other Representatives to, directly or indirectly, (1) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Takeover Proposal, (2) fail to publicly recommend against any Takeover Proposal or fail to publicly reaffirm the CSWI Board Recommendation within three business days after Harris so requests, (3) make any public statement inconsistent with the CSWI Board Recommendation, (4) change, qualify, withhold or withdraw or modify in a manner adverse to Harris or Purchaser the CSWI Board Recommendation, or (5) resolve, propose or agree to do any of the foregoing (any of the foregoing, a "Company Adverse Recommendation Change").

        Notwithstanding the foregoing, if at any time prior to the closing of the Offer and after the date of the Merger Agreement, CSWI receives an unsolicited Takeover Proposal (i) which did not result from or arise in connection with a breach of the non-solicitation provisions set forth in Section 6.04(a) of the Merger Agreement, (ii) which the CSWI Board determines in good faith, after consultation with outside legal counsel and CSWI's financial advisor, constitutes a Superior Proposal or would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal and (iii) after consultation with the outside legal counsel, the CSWI Board determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law, then CSWI may, subject to the following paragraph, take the following actions: (x) furnish nonpublic information to the third party making such Takeover Proposal, if, and only if, prior to so furnishing such information, CSWI receives from the third party an executed acceptable confidentiality agreement (a copy of which confidentiality agreement shall be promptly (in all events within 24 hours) provided for informational purposes only to Harris), and (y) engage in discussions or negotiations with the third party with respect to the Takeover Proposal; provided, however, that CSWI shall substantially concurrently provide or make available to Harris a list of any information concerning CSWI or its subsidiaries provided to such third party and, to the extent such information has not been previously provided to Harris, copies of such information.

        The Merger Agreement further provides that the CSWI Board shall not take any of the actions referred to in clauses (x) and (y) of the preceding paragraph unless CSWI shall have delivered to Harris at least 48 hours in advance of any such action a written notice advising Harris that it intends to take such action. CSWI shall notify Harris promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by CSWI (or any of its Representatives) of any Takeover Proposal, any inquiry that would reasonably be expected to lead to a Takeover Proposal, any request for non-public information relating to CSWI or for access to the business, properties, assets, books or records of CSWI by any third party. The Merger Agreement requires in such notice that CSWI identify the person making such Takeover Proposal, indication or request and provide a copy of such Takeover Proposal, indication or request, including draft agreements, written proposals, offers or term sheets submitted in connection therewith (or, where no such copy is available, provide a reasonably detailed description of such Takeover Proposal), including any modifications thereto. CSWI is required to keep Harris fully informed, on a current basis, of the status and material terms of any such Takeover Proposal, indication or request (including any material amendments or proposed amendments as to price or other material terms thereof or any meaningful discussions relating thereto) and shall provide Harris with copies of all revised draft agreements, written proposals, offers or term sheets with respect to such Takeover Proposal. CSWI is also required to provide Harris with at least 48 hours prior notice of any meeting of the CSWI Board (or such lesser notice as is provided to the members of the CSWI Board) at which the CSWI Board is reasonably expected to consider any Takeover Proposal. The Merger Agreement prohibits CSWI from entering into any contract or agreement with any person subsequent to the date of the Merger Agreement, and CSWI represented that it was not party to any contract or agreement, in each case, that prohibits CSWI from providing such information to Harris.

        At any time prior to the closing of the Offer, if the CSWI Board (or the applicable committee thereof) has received a Takeover Proposal (that has not been withdrawn) that constitutes a Superior Proposal and such Takeover Proposal shall not have resulted from a breach or violation of the terms of the non-solicitation provisions set forth in Section 6.04(a) of the Merger Agreement, the CSWI Board (or the applicable committee thereof) may (i) make a Company Adverse Recommendation Change, and/or (ii) to the extent permitted by Section 8.04(a) of the Merger Agreement, cause CSWI to terminate the Merger Agreement to authorize and allow CSWI simultaneously to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal if:

  (i)
  the CSWI Board (or the applicable committee thereof) determines in good faith (after consultation with outside legal counsel and CSWI's financial advisor) that the failure to take such action would violate the fiduciary duties of the CSWI Board to CSWI's stockholders under applicable law;

  (ii)
  prior to the CSWI Board taking any such action, CSWI shall have (x) provided to Harris a written notice, which notice shall (1) state that CSWI has received a Takeover Proposal which CSWI has determined is a Superior Proposal and that CSWI intends to take such action and the manner in which it intends or may intend to do so and (2) include the material terms and conditions of such Superior Proposal, including the identity of the person making such Superior Proposal, the most current written draft agreement relating to the transaction that constitutes such Superior Proposal and all related transaction agreements to which CSWI would be a party, and (y) given such notice to Harris at least five business days prior to taking any such action (it being understood that any material amendment to the terms of such Superior Proposal shall require a new notice and a new five business day period) and given Harris during such five business day period the opportunity to meet or negotiate with the CSWI Board and its outside legal counsel, all with the purpose and intent of enabling Harris and CSWI to discuss or negotiate in good faith a modification of the terms and conditions of the Merger Agreement so that the transactions contemplated hereby may be effected; and

  (iii)
  Harris shall not have made, within five business days after receipt of such notice, a proposal to amend the terms contemplated by the Merger Agreement that is at least as favorable from a financial point of view to CSWI's stockholders as such Superior Proposal.

        The CSWI Board may also make a Company Adverse Recommendation Change at any time prior to the closing of the Offer in the absence of a Takeover Proposal if a material event or change in circumstances has occurred after the date hereof that was not known or reasonably foreseeable by CSWI prior to the date hereof and the CSWI Board (or the applicable committee thereof) determines in good faith (after consultation with outside legal counsel and CSWI's financial advisor) that the failure to take such action would violate the fiduciary duties of the CSWI Board to CSWI's stockholders under applicable law.

        Indemnification and Insurance.    The Merger Agreement provides that:

  •
  Harris and Purchaser agreed that all rights to indemnification, advancement of expenses and exculpation by CSWI existing at the time of the Merger Agreement in favor of each person who has been or becomes an officer or director of CSWI or any of its Subsidiaries prior to the Effective Time (each an "Indemnified Party") as provided in CSWI's certificate of incorporation and bylaws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other contracts in effect on the date of the Merger Agreement, shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim;

  •
  For six years after the Effective Time, to the fullest extent permitted under applicable Law, Harris and the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by the Merger Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Surviving Corporation's receipt of an undertaking by such Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party is not entitled to be indemnified under applicable law; provided, however, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation's prior written consent (which consent shall not be unreasonably withheld or delayed); and

  •
  the Surviving Corporation shall, and Harris shall cause the Surviving Corporation to, obtain as of the Effective Time "tail" insurance policies with a claims period of six years from the Effective Time with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of CSWI than the current policies of directors' and officers' liability insurance maintained by CSWI immediately prior to the Effective Time, in each case with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement); provided, however, that in no event will the Surviving Corporation be required to expend premiums for such coverage that in the aggregate are in excess of 300% of the last annual premium paid by CSWI for such insurance prior to the date of the Merger Agreement. If the Surviving Corporation shall for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Harris shall cause the Surviving Company to, continue to maintain in effect for a period of at least six years from and after the Effective Time the current policies of directors' and officers' liability insurance maintained by CSWI immediately prior to the Effective Time (provided that the Surviving Corporation may substitute therefor policies, of at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the directors and officers of CSWI when compared to the insurance maintained by CSWI as of the date of the Merger Agreement); provided, however, that in no event will the Surviving Corporation be required to expend an annual premium for such coverage in excess of 200% of the last annual premium paid by CSWI for such insurance prior to the date of this Agreement (the "Maximum Premium"); and provided further, that if such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation will obtain, and Harris will cause the Surviving Corporation to obtain, that amount of directors' and officers' insurance (or "tail" coverage) obtainable for an annual premium equal to the Maximum Premium.

        The Merger Agreement provides that the obligations of Harris and the Surviving Corporation set forth above shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the consent of such affected Indemnified Party. Also, in the event Harris, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in either such case, proper provision shall be made so that the successors and assigns of Harris or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth above. The Merger Agreement provides that the agreements and covenants contained in the Merger Agreement and set forth above are not exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to law, contract or otherwise, and nothing in the Merger Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to CSWI or its officers, directors and employees.

        Reasonable Best Efforts.    The Merger Agreement requires that each of Harris, Purchaser and CSWI shall, and shall cause its subsidiaries to, use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, and to satisfy all conditions to, in the most expeditious manner practicable, the Offer, the Merger and the transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary permits, waivers, consents, approvals and actions or nonactions from governmental entities and the making of all necessary registrations and filings (including filings with governmental entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entities, (ii) the obtaining of all necessary consents or waivers from third parties, and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer, the Merger and to fully carry out the purposes of the Merger Agreement. Also, CSWI and Harris shall, subject to applicable law, promptly (x) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii) and (iii) in the preceding sentence and (y) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each of Harris, Purchaser and CSWI is required to promptly inform the other party or parties, as the case may be, of any communication from any governmental entity regarding any of the transactions contemplated by the Merger Agreement. If CSWI or Harris receives a request for additional information or documentary material from any governmental entity with respect to the transactions contemplated by the Merger Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable law and by any applicable governmental entity, provide the other party's counsel with advance notice and the opportunity to attend and participate in any meeting with any governmental entity in respect of any filing made thereto in connection with the transactions contemplated by the Merger Agreement. Neither Harris nor CSWI is permitted to commit to or agree (or permit their respective subsidiaries to commit to or agree) with any governmental entity to stay, toll or extend any applicable waiting period under any applicable antitrust laws, without the prior written consent of the other (such consent not to be unreasonably withheld or delayed). Without limiting the generality of the foregoing, each of Harris, Purchaser and CSWI is required, subject to the terms set forth in the following paragraph, to use its reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by the Merger Agreement by any governmental entity or expiration of applicable waiting periods.

        In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a governmental entity or private party challenging the Offer, the Merger or any other transaction contemplated by the Merger Agreement, or any other agreement contemplated thereby,

CSWI is required to cooperate in all respects with Harris and Purchaser and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement. Notwithstanding anything in the Merger Agreement to the contrary, none of Harris, Purchaser or any of their affiliates shall be required to defend, contest or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed or overturned any order, in connection with the transactions contemplated by the Merger Agreement.

        None of Harris, Purchaser or any of their subsidiaries shall be required to, and CSWI may not, without the prior written consent of Harris, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of CSWI, the Surviving Corporation, Harris, Purchaser or any of their respective subsidiaries, (ii) conduct, restrict, operate, invest or otherwise change the assets, business or portion of business of CSWI, the Surviving Corporation, Harris, Purchaser or any of their respective subsidiaries in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of CSWI, the Surviving Corporation, Harris, Purchaser or any of their respective subsidiaries; provided that, if requested by Harris, CSWI will become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on CSWI in the event the closing of the Merger occurs.

        Conditions to the Merger.    The Merger Agreement provides that the respective obligations of each party to effect the Merger are subject to the satisfaction on or prior to the Effective Time of the following conditions:

  •
  to the extent required by applicable law, the Merger Agreement shall have been adopted by the affirmative vote of the stockholders of CSWI owning not less than a majority of the issued and outstanding shares of Common Stock;

  •
  no governmental entity having jurisdiction over any party to the Merger Agreement shall have enacted, issued, promulgated, enforced or entered any laws or orders, whether temporary, preliminary or permanent, that make illegal, enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Merger Agreement; and

  •
  Purchaser shall have accepted for payment all Shares validly tendered and not validly withdrawn pursuant to the Offer (including pursuant to any subsequent offering period provided by Purchaser pursuant to the Merger Agreement).

        Employee Matters.    Under the Merger Agreement, Harris agreed to recognize, or cause the Surviving Corporation to recognize, all service of continuing employees of CSWI as if such service were with Harris for vesting and eligibility purposes (but not for purposes of early retirement subsidies under any benefit plan of Harris that is a defined benefit pension plan or benefit accrual purposes, except for vacation, if applicable) in any benefit plan of Harris in which such continuing employees may be eligible to participate after the Effective Time, excluding both any retiree healthcare plans or programs maintained by Harris or any of its subsidiaries and any equity compensation arrangements maintained by Harris or any of its subsidiaries; provided, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or such service was not recognized under the corresponding CSWI employee plan. These provisions of the Merger Agreement are binding upon and inure solely to the benefit of each of the parties to the Merger Agreement, and shall not confer upon any other person any rights or remedies of any nature whatsoever. In addition, these provisions neither establish, amend or modify any benefit plan, program, agreement or arrangement, nor alter or limit the ability of the Surviving Corporation, Harris or any of their respective affiliates to amend, modify or terminate any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them. Harris, Purchaser and CSWI also agreed to cooperate with each other in causing the appropriate party to send notices (if any are required in connection with, or as a result of, the transactions contemplated by the Merger Agreement or any measures anticipated to occur in connection with the acquisition of CSWI by Harris) pursuant to the WARN Act, or any similar state or local law, to CSWI employees prior to the Effective Time in order to limit any liability and/or commence any notice period arising under the WARN Act or any similar state or local law.

        Termination.    The Merger Agreement may be terminated and the transactions contemplated thereby may be abandoned, at any time prior to the Effective Time and notwithstanding any requisite adoption of the Merger Agreement by the stockholders of CSWI:

  (a)
  by mutual written consent of each of Harris, Purchaser and CSWI;

  (b)
  by either Harris or CSWI:

  (i)
  if the closing of the Offer shall not have occurred on or before the Outside Date; provided, however, that the right to terminate the Merger Agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the failure of the closing of the Offer to have occurred on or before the Outside Date; or

  (ii)
  if any governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order making illegal, permanently enjoining or otherwise permanently prohibiting the consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement, and such law or order shall have become final and nonappealable; provided, however, that the right to terminate the Merger Agreement pursuant to this subsection shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement or entry of any such law or order;

  (c)
  by Harris:

  (i)
  if, prior to the closing of the Offer (1) a Company Adverse Recommendation Change shall have occurred, (2) CSWI shall have entered into a Company Acquisition Agreement (other than an acceptable confidentiality agreement), (3) CSWI shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 6.04 of the Merger Agreement, (4) a tender offer or exchange offer relating to Shares shall have been commenced by a person unaffiliated with Harris and CSWI shall not have sent to its stockholders pursuant to Rule 14e-2 under the Securities Act, within ten business days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the CSWI Board Recommendation and recommending that stockholders reject such tender or exchange offer, or (5) CSWI or the CSWI Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this subsection; or

  (ii)
  if, prior to the closing of the Offer, CSWI shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Annex I of the Merger Agreement (and in each case such breach or failure to perform is incapable of being cured by the Outside Date, or if curable, has not been cured within 20 business days after its receipt of written notice thereof from Parent).

  (d)
  by CSWI:

  (i)
  if, prior to the closing of the Offer, the CSWI Board authorizes CSWI to enter into a Company Acquisition Agreement (other than an acceptable confidentiality agreement) in respect of a Superior Proposal; provided that CSWI shall have paid any amounts due pursuant to Section 8.06(b) of the Merger Agreement in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, CSWI substantially concurrently enters into such Company Acquisition Agreement; or

  (ii)
  if, prior to the closing of the Offer, Harris or Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement and in each case such breach or failure to perform (1) is incapable of being cured by the Outside Date, or if curable, has not been cured within 20 business days after its receipt of written notice thereof from CSWI and (2) in any way would reasonably be expected to prevent, materially impede or materially delay the consummation by Harris or Purchaser of the Offer, the Merger or the other transactions contemplated by the Merger Agreement; provided that CSWI shall have given Harris at least 30 days written notice prior to such termination stating CSWI's intention to terminate the Merger Agreement pursuant to this subsection.

        Termination Fee; Expenses.    The Merger Agreement provides that CSWI will pay to Harris a termination fee equal to $1,000,000 under any of the following circumstances in accordance with the terms set forth therein:

  •
  if the Merger Agreement is terminated by Harris pursuant to a cause of termination set forth above under "Termination" in paragraph (c)(i);

  •
  if the Merger Agreement is terminated by CSWI pursuant to a cause of termination set forth above under "Termination" in paragraph (d)(i); or

  •
  if the Merger Agreement is terminated prior to the closing of the Offer either (i) by Harris pursuant to a cause of termination set forth above under "Termination" in paragraph (c)(ii), or (ii) by CSWI or Harris pursuant to a cause of termination set forth above under "Termination" in paragraph (b)(i) and, in the case of clauses (i) and (ii) immediately above, (A) prior to such termination, a Takeover Proposal shall (1) in the case of a termination pursuant to a cause of termination set forth above under "Termination" in paragraph (b)(i), have been publicly disclosed and not withdrawn or (2) in the case of a termination pursuant to pursuant to a cause of termination set forth above under "Termination" in paragraph (c)(ii), have been publicly disclosed or otherwise made or communicated to CSWI or the CSWI Board, and not withdrawn, and (B) within 12 months following the date of such termination of the Merger Agreement, CSWI shall have entered into a letter of intent or contract with respect to any Takeover Proposal (other than an acceptable confidentiality agreement), or any Takeover Proposal shall have been consummated (in each case whether or not such Takeover Proposal is the same as the original Takeover Proposal made, communicated or publicly disclosed), and further, if a person (other than Harris) makes a Takeover Proposal that has been publicly disclosed and subsequently withdrawn prior to such termination, as applicable, and, within 12 months following the date of the termination of the Merger Agreement, such person or any of its controlled affiliates makes a Takeover Proposal that is publicly disclosed, such initial Takeover Proposal shall be deemed to have been "not withdrawn" for purposes of clauses (1) and (2) of this subsection (it being understood for all purposes of this subsection, all references in the definition of Takeover Proposal to 15% shall be deemed to be references to "more than 50%" instead).

        Effect of Termination.    If the Merger Agreement is terminated, only Section 6.03(b) (relating to confidentiality), Section 8.05 (relating to effect of termination), Section 8.06 (relating to fees and expenses) and Article IX (relating to miscellaneous provisions) thereof will survive after termination. However, the termination of the Merger Agreement will not relieve any party from liability or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the willful breach by another party of any of its representations, warranties, covenants or other agreements set forth in the Merger Agreement.

        Amendment.    Subject to applicable law and except as otherwise provided in the Merger Agreement, the Merger Agreement may be amended or supplemented in any and all respects, whether before or after the closing of the Offer or any vote or consent of CSWI's stockholders contemplated thereby, by written agreement signed by each of the parties thereto; provided, however, that following the closing of the Offer, no amendment shall be made which decreases the Merger Consideration and, after adoption of the Merger Agreement by the holders of CSWI's Common Stock, no amendments shall be made which by law requires further approval by such holders without obtaining such further approval.

        Guarantee.    The Merger Agreement provides, among other things, that Constellation will absolutely, unconditionally and irrevocably guarantee to CSWI the full, complete and timely performance, subject to the terms and conditions of the Merger Agreement, by Harris and Purchaser of the obligations of Harris and Purchaser under the Merger Agreement.

The Rights Amendment.

        In connection with entering into the Merger Agreement, the CSWI Board adopted and approved the Rights Amendment. The effect of the Rights Amendment is to permit execution of the Merger Agreement and performance and consummation of the transactions pursuant to the Merger Agreement, including the Offer and the Merger, without triggering the separation or exercise of the Rights or any adverse event under the Rights Agreement. The Rights Amendment provides that the Rights Agreement will terminate, and all Rights will expire, immediately prior to the Effective Time of the Merger.

        The foregoing is a summary of certain provisions of the Rights Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Amendment, a copy of which was filed with the SEC on October 2, 2012 as Exhibit 4.1 to CSWI's Current Report on Form 8-K, which is incorporated herein by reference. Copies of the Rights Amendment and the Current Report on Form 8-K may be obtained in the manner set forth in "Section 8—Certain Information Concerning CSWI—Additional Information." Stockholders and other interested parties should read the Rights Amendment for a more complete description of the provisions summarized above.

The Tender and Voting Agreements.

        Concurrently with the execution of the Merger Agreement, and in consideration thereof, each of the officers and directors of CSWI—Nancy K. Hedrick, Anthony Sobel, Shaya Phillips, Jeffery A. Bryson, Thomas P. Clinton, Beverly N. Hawkins, William J. Buchanan and David B. Dechant—and Barron Partners LP (collectively, the "Tendering Stockholders"), entered into Tender and Voting Agreements with Harris and Purchaser (the "Tender and Voting Agreements"), whereby each of the Tendering Stockholders agreed, subject to the terms and conditions set forth therein, among other things:

  (1)
  to tender (and not withdraw) all of the Shares owned or thereafter acquired by the Tendering Stockholder in the Offer;

  (2)
  to appear at any meeting of CSWI's stockholders and vote (a) in favor of the approval and adoption of the Merger Agreement, (b) against any Takeover Proposal or any other action, proposal or agreement that would likely, in Harris' view, (i) impede, interfere with, materially delay or postpone the Merger and the other transactions contemplated by the Merger Agreement, (ii) result in a breach in any respect of any covenant, representation or warranty, or any other obligation or agreement of CSWI under the Merger Agreement, (iii) change the dividend policy or in any material respect the capitalization of, including the voting rights of any class of equity interests in, CSWI, (iv) result in any of the conditions to the Merger set forth in the Merger Agreement not being fulfilled or satisfied, or (v) change a majority of the CSWI Board (other than as directed by Harris or Purchaser); and

  (3)
  not to directly or indirectly transfer any Shares, grant any proxies or powers of attorney with respect to any Shares, or deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares.

        Each Tender and Voting Agreement will automatically terminate upon the earliest to occur of: (1) the purchase of all of the applicable Tendering Stockholder's Shares pursuant to the Offer, (2) the Effective Time, (3) the date the Merger Agreement is validly terminated in accordance with its terms, (4) the date of any modification, waiver, change or amendment of the Merger Agreement executed after the date of the Tender and Voting Agreement that results in a decrease in the Offer Price or Merger Consideration, and (5) the written agreement of the parties thereto to terminate the Tender and Voting Agreement. Additionally, Barron Partners LP may terminate its Tender and Voting Agreement if the closing of the Offer has not occurred on or before March 29, 2013.

        Collectively, as of October 2, 2012, the Tendering Stockholders party to the Tender and Voting Agreements have ownership of an aggregate of 2,548,757 shares of Common Stock, or approximately 37.9% of CSWI's issued and outstanding Common Stock as of such date, and 100% of CSWI's issued and outstanding Preferred Stock. The foregoing description is qualified in its entirety by reference to the Tender and Voting Agreements which are filed as Exhibits (d)(2) through (d)(10) to the Schedule TO and are incorporated herein by reference.

The Confidentiality Agreement.

        CSWI and Constellation entered into a confidentiality agreement dated May 10, 2012 (the "Confidentiality Agreement") in connection with a potential negotiated transaction between the parties. Pursuant to the Confidentiality Agreement, Constellation agreed to, among other things and subject to certain exceptions, keep confidential information furnished to it and its representatives by or on behalf of CSWI, and to use such information solely for the purpose of evaluating a possible transaction with CSWI.

        Pursuant to the Confidentiality Agreement, Constellation also agreed that until the earlier of (1) August 9, 2009 or (2) such shorter period as may be agreed to by CSWI with any third party, unless expressly authorized by CSWI or the CSWI Board in writing, Constellation shall not (and shall cause its affiliates not to and shall cause its and their respective representatives acting at its and their respective behalf not to): (a) acquire or make any proposal to acquire beneficial ownership of any securities of CSWI or rights thereto, any right to vote or to direct the voting of any securities of CSWI or any assets of CSWI; (b) make any solicitation of proxies or consents to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of CSWI; (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) with respect to any voting securities of CSWI; (d) otherwise act to seek to control, advise, change or influence the management, board of directors, governing instruments, policies or affairs of CSWI; (e) make any public disclosure, or take any action that could require CSWI to make any public disclosure, with respect to any of the matters set forth in the Confidentiality

Agreement; (f) disclose any intention, plan or arrangement inconsistent with the foregoing; or (g) have any discussions or enter into any arrangements with, or advise, assist or encourage any other persons in connection with any of the foregoing.

        On August 6, 2012, CSWI and Constellation entered into an amendment to the Confidentiality Agreement (the "Confidentiality Agreement Amendment") pursuant to which the foregoing standstill provision was extended to September 30, 2012 and CSWI granted Constellation exclusivity until September 30, 2012.

        The foregoing summary of the Confidentiality Agreement and Confidentiality Agreement Amendment do not purport to be complete and are qualified in their entirety by reference to the Confidentiality Agreement and Confidentiality Agreement Amendment. The Confidentiality Agreement and Confidentiality Agreement Amendment are filed as Exhibits (d)(11) and (d)(12) to the Schedule TO and are incorporated herein by reference.

14.   Dividends and Distributions.

        Under the terms of the Merger Agreement, from the date of the Merger Agreement to the Effective Time, without the prior written consent of Harris, CSWI is not permitted to declare, set aside or pay any dividend or distribution (whether in cash, shares, property or otherwise) in respect of, or enter into any contract with respect to the voting of, any shares of its capital stock.

15.   Conditions of the Offer.

        Notwithstanding any other provisions of the Offer and in addition to Purchaser's right to extend, amend or terminate the Offer in accordance with the provisions of the Merger Agreement and applicable law, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) promulgated under the Exchange Act), pay for any validly tendered Shares and may delay the acceptance for payment of or, subject to the restrictions referred to above, the payment for, any validly tendered Shares, if:

  (1)
  there is not validly tendered in the Offer prior to any then scheduled Expiration Time that number of shares of CSWI's Common Stock which, together with the shares of Common Stock beneficially owned by Harris or Purchaser (if any), represents at least a majority of the Common Stock then outstanding, determined on a fully diluted basis (assuming conversion or exercise of all derivative securities regardless of the conversion or exercise price, the vesting schedule or other terms and conditions thereof but excluding shares of Common Stock issuable upon conversion of the Preferred Stock or the exercise of the Top-Up Option) (the "Minimum Condition");

  (2)
  any governmental entity shall have enacted, issued, promulgated, enforced or entered any law or order which is then in effect and has the effect of making the Offer or Merger illegal or otherwise prohibiting, restraining or preventing the consummation of the Offer or Merger in each case substantially concurrently with the closing of the Offer;

  (3)
  (A) the representations and warranties of CSWI relating to (i) the due incorporation, valid existence, good standing and corporate power of CSWI, (ii) the absence of any subsidiaries, (iii) CSWI's capital structure, (iv) authority, non-contravention, governmental consents, CSWI board approval and takeover statutes, (v) SEC filings, financial statements, internal controls and Sarbanes-Oxley Act compliance, (vi) the absence of certain changes or events, (vii) taxes, (viii) intellectual property or (ix) the fairness opinion of CSWI's financial advisor, without giving effect to materiality or "Company Material Adverse Effect" qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (B) all of the remaining representations and warranties of CSWI set forth in the Merger Agreement, without giving effect to materiality or "Company Material Adverse Effect" qualifications, shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a CSWI Material Adverse Effect (as defined below);

  (4)
  CSWI shall have breached or failed, in any material respect, to perform or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement on or prior to the closing of the Offer and such breach or failure shall not have been cured;

  (5)
  since the date of the Merger Agreement, a CSWI Material Adverse Effect shall have occurred and be continuing;

  (6)
  we shall have failed to receive a certificate of CSWI, executed by the Chief Executive Officer and the Chief Financial Officer of CSWI, dated as of the Expiration Time, to the effect that the conditions set forth in (3), (4) or (5) above have not occurred;

  (7)
  prior to the purchase of Shares pursuant to the Offer, the CSWI Board shall have withdrawn or modified (including by amendment of the Schedule 14D-9) in a manner adverse to Purchaser the CSWI Board Recommendation or shall have made a CSWI Adverse Recommendation Change;

  (8)
  the aggregate number of Dissenting Shares shall represent more than 15% of the outstanding shares of Common Stock as of immediately prior to the Expiration Time;

  (9)
  in the event that the exercise of the Top-Up Option is necessary to ensure that Harris or Purchaser owns at least one more share than 90% of the outstanding shares of CSWI's Common Stock immediately after the closing of the Offer, (A) the shares of Common Stock issuable upon exercise of the Top-Up Option together with the shares of Common Stock validly tendered in the Offer and not properly withdrawn are insufficient for Purchaser to own at least one more share than 90% of the outstanding shares of Common Stock immediately after the closing of the Offer (after giving effect to such exercise) or (B) there shall exist under applicable law or other legal restraint any restriction or legal impediment on Purchaser's ability and right to exercise the Top-Up Option or CSWI's ability to issue the Top-Up Shares;

  (10)
  less than all of the Preferred Stock then outstanding shall have been validly tendered in the Offer and not properly withdrawn; or

  (11)
  the Merger Agreement shall have been terminated in accordance with its terms.

        The conditions to the Offer set forth above are for the sole benefit of Harris and Purchaser and may be asserted by Harris or Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Harris or Purchaser in whole or in part at any time and from time to time in their sole discretion, in each case subject to the terms of the Merger Agreement (including certain conditions that may only be waived with CSWI's consent, as described in "Section 13—The Transaction Documents—The Merger Agreement—The Offer"). Any reference in the Merger Agreement to a condition or requirement being satisfied shall be deemed to be satisfied if such condition or requirement is so waived. The foregoing conditions shall be in addition to, and not a limitation of, the rights of Harris or Purchaser to extend, terminate, amend and/or modify the Offer pursuant to the terms and conditions of the Merger Agreement. The failure by Harris or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Based on our examination of publicly available information filed by CSWI with the SEC and other publicly available information concerning CSWI, we are not aware of any governmental license or regulatory permit that appear to be material to CSWI's business that might be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth in this Section 16, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of Shares pursuant to the Offer. Should any such approval or other action be required or desirable, we currently contemplate that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While we do not currently intend to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, we are unable to predict whether we will be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to CSWI's business or certain parts of CSWI's business might not have to be disposed of, any of which could cause us to elect to terminate the Offer without the purchase of Shares thereunder. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in "Section 15—Conditions of the Offer."

        Delaware law.    As a Delaware corporation, CSWI is subject to Section 203 of the DGCL. In general, Section 203 of the DGCL would prevent an "interested stockholder" (generally defined in Section 203 of the DGCL as a person beneficially owning 15% or more of a corporation's voting stock) from engaging in a "business combination" (as defined in Section 203 of the DGCL) with a Delaware corporation for three years following the time such person became an interested stockholder unless: (1) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (2) upon consummation of the transaction which resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares of outstanding stock held by directors who are also officers and by employee stock plans that do not allow plan participants to determine confidentially whether to tender shares); or (3) following the transaction in which such person became an interested stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. In accordance with the provisions of Section 203 of the DGCL, the CSWI Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, and therefore the restrictions of Section 203 of the DGCL are inapplicable to the Merger and the transactions contemplated by the Merger Agreement.

        State Takeover Statutes.    A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. CSWI, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which may have enacted such laws. Except as described herein, we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger, and we have not complied with any such laws. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, we believe that there are reasonable bases for contesting such laws.

        In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquirer from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth, that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida.

        If any government official or third party seeks to apply any state takeover law to the Offer or the Merger, we will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and we may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, we may not be obligated to accept for payment or pay for any validly tendered Shares. See "Section 15—Conditions of the Offer."

        U.S. Antitrust.    Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder (the "HSR Act"), and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until specified information and documentary material have been furnished to the FTC and the Antitrust Division of the Department of Justice and certain waiting periods have been observed and terminated. These HSR Act requirements do not apply to the acquisition of Shares in the Offer and the Merger.

        If our acquisition of Shares is delayed because any of the conditions of the Offer have not been satisfied or waived (see "Section 15—Conditions of the Offer"), we may, in our sole discretion and without CSWI's consent, extend the Offer on one or more occasions for any period, until such time as such condition or conditions are satisfied or waived. Additionally, we will extend the Offer for any period required by applicable law, any interpretation or position of the SEC or its staff applicable to the Offer; provided, however, that in no event shall we be required to extend the Offer (A) beyond the Outside Date or (B) at any time that we or Harris are permitted to terminate the Merger Agreement pursuant to the terms thereof.

17.   Fees and Expenses.

        We have retained Georgeson Inc. to act as the Information Agent and Computershare Inc. to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telegraph and personal interviews and may request brokers, dealers, banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

        We will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent and the Depositary) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks, trust companies and other nominees will, upon request, be reimbursed by us for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        No person has been authorized to give any information or make any representation on behalf of Purchaser or Harris not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        We have filed with the SEC a Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits, furnishing certain additional information with respect to the Offer, and may file amendments to our Schedule TO. In addition, CSWI has filed the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits thereto, setting forth its recommendation and furnishing certain additional related information. Our Schedule TO and the Schedule 14D-9 and any exhibits or amendments may be examined and copies may be obtained from the SEC in the same manner as described in "Section 8—Certain Information Concerning CSWI" with respect to information concerning CSWI.

NHCC Merger Corp.

October 10, 2012

 SCHEDULE I

DIRECTORS AND EXECUTIVE OFFICERS OF CONSTELLATION

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Constellation are set forth below. The business address and phone numbers of each director and officer is care of Constellation Software Inc., 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6 and (416) 861-2279, respectively. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Constellation. None of the directors and officers of Constellation listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Canada.

Name	Title	Current Principal Occupation or Employment and Five-Year Employment History
J. Brian Aune	Director	Mr. Aune, a retired chartered accountant, joined Constellation's Board in 2000. He joined Nesbitt Thomson Inc. in 1966 and served as Chairman and Chief Executive Officer from 1980 to 1990 when he left to become Chairman of St. James Financial Corporation and President, Aldervest Inc., private investment companies. Mr. Aune is a director of a number of Canadian public and private corporations including Teck Resources Limited and Power Financial Corporation.
Mark Leonard	President and Chairman of the Board
Mr. Leonard founded Constellation in 1995. Prior to founding Constellation, Mr. Leonard worked in the venture capital business for eleven years. Mr. Leonard holds a BSc. from the University of Guelph, and a MBA from the University of Western Ontario.
Ian McKinnon	Director
Mr. McKinnon joined Constellation's Board in March 2006. He currently provides consulting services to technology company executives covering a broad range of management and leadership topics. Most recently he was President and Chief Executive Officer of TSX listed Certicom Corporation from 2002 to 2007. Prior to that he was President and Chief Executive Officer for two privately owned software companies from 2000 to 2002. From 1995 to 2000 he held the position of President and Chief Executive Officer at TSX listed Promis Systems Corporation. Previously Mr. McKinnon was with Digital Equipment Corporation from 1981 to 1994 in various sales and senior management positions in both Canada and Singapore. Mr. McKinnon holds an Honours BA from McMaster University and attended the INSEAD Advanced Management Program.

Name	Title	Current Principal Occupation or Employment and Five-Year Employment History
Tim Patterson	Director	Mr. Patterson joined Constellation's Board in 2010. He is a Senior Managing Director at OMERS Private Equity ("OPE"), the manager of the private equity assets of OMERS Administration Corporation and has over 20 years of experience in private equity, venture capital and commercial banking. He has been at OPE since February 2010. Prior to joining OPE, Mr. Patterson was Managing Director and Head of the Toronto office of CAI Capital Partners, a North American mid-market private equity firm. Mr. Patterson is a CFA Charterholder and holds a Bachelor of Arts degree (Economics) from the University of Western Ontario and a Master of Business Administration from Schulich School of Business (York University).
Paul Renaud	Director
Mr. Renaud joined Constellation's Board in 2009. He is currently the President and CEO of OMERS Private Equity, a position he assumed in 2006. Prior to that he was Senior Vice President of Finance and Administration and Chief Financial Officer for OMERS when he joined OMERS in 2004. From 1991 to 2004, Mr. Renaud was Executive Vice President and Chief Financial Officer of CAE Inc. Before CAE Inc., he held several senior financial management positions at Southam Inc. and Carling O'Keefe Breweries of Canada that followed a six year career as an auditor at Ernst & Young.
Stephen R. Scotchmer	Director and Lead Independent Director
Mr. Scotchmer has been a member of Constellation's Board since 2000. He is currently a director of Manitou Investment Management Ltd., which he co-founded in 1999. From 1982 until 1987, he served as President of Bay Mills Ltd., a TSX listed company in the business of manufacturing engineered materials. Mr. Scotchmer is an engineering graduate of Queen's University.
Bernard Anzarouth	Vice President, Mergers & Acquisitions
Mr. Anzarouth joined Constellation in 1995. He works closely with Constellation's VMS businesses to identify and pursue opportunities for platform and tuck-in acquisitions and to establish licensing or distribution arrangements. Before joining Constellation, Mr. Anzarouth was AVP Business Development for Ascom Inc., a Swiss-based technology corporation from 1993 to 1994. Prior to that Mr. Anzarouth held various positions with IBM. Mr. Anzarouth holds a B.Eng. in Electrical/Computer Engineering from McGill University and an MBA from the European Institute of Business Administration (INSEAD).

Name	Title	Current Principal Occupation or Employment and Five-Year Employment History
John Billowits	Chief Financial Officer	Mr. Billowits has been with Constellation since 2003 when he joined as the CFO of Jonas Operating Group. Mr. Billowits is currently the Chief Financial Officer of Constellation. Prior to assuming this role, he held numerous positions within Constellation, including President of Jonas Club Division. Prior to joining Constellation, Mr. Billowits held a number of roles with Bain & Company, Dell Computers and PriceWaterhouse. Mr. Billowits is a Chartered Accountant, holds an MBA with Distinction from the London Business School and Honours BBA with Distinction from Wilfrid Laurier University.
Mark Dennison	General Counsel and Secretary
Mr. Dennison joined Constellation in 2001, initially working within the Volaris Operating Group and moving to Constellation head office in 2007. Prior to joining Constellation, Mr. Dennison worked in the law department at Bombardier Aerospace. Mr. Dennison was called to the Bar of Ontario in 1999. He has received an L.L.B. from the University of Toronto and a B.A. from the University of Windsor.
Mark Miller	Chief Operating Officer
Mr. Miller has been with Constellation, holding positions with Constellation and its subsidiaries for over 15 years. Mr. Miller currently spends the majority of his time as the Chief Executive Officer of Volaris Operating Group and oversees Friedman Corporation, but also acts as Constellation's Chief Operating Officer. Mr. Miller received a B.Sc. in Statistics and a B.Sc. in Mathematics from McMaster University in Hamilton, Ontario. In addition, Mr. Miller has attended the Executive Marketing Program at the Ivey Business School at the University of Western Ontario.

 SCHEDULE II

DIRECTORS AND EXECUTIVE OFFICERS OF HARRIS

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Harris are set forth below. The business address and phone numbers of each director and officer is care of N. Harris Computer Corporation, 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6 and (416) 861-2279, respectively. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Harris. None of the directors and officers of Harris listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Canada.

Name	Title	Current Principal Occupation or Employment and Five-Year Employment History
Jeff Bender	Chief Executive Officer	Mr. Bender joined Constellation in 1999. Before his appointment as Chief Executive Officer of Harris Operating Group, he held various senior management positions with that operating group, including Director of Finance, Chief Financial Officer and Chief Operating Officer. Prior to joining Harris, Mr. Bender spent seven years at Deloitte & Touche in their technology business practice. He earned his Bachelor of Commerce degree at Carleton University and is a member of the Ontario Institute of Chartered Accountants.
Melanie Judge	Chief Financial Officer
Ms. Judge joined Harris in 1994 as Controller, and moved into the position of Director of Finance in 1996. In 1998, she moved into operations, first as the Vice President of Professional Services, and later the Vice President of Business Operations. Ms. Judge graduated from Dalhousie University with a Bachelor of Commerce degree, and then went on to earn her Chartered Accountant designation with Deloitte & Touche. She is a member of the Ontario Institute of Chartered Accountants.
Mark Leonard	Director
Mr. Leonard founded Constellation in 1995. Prior to founding Constellation, Mr. Leonard worked in the venture capital business for eleven years. Mr. Leonard holds a BSc. from the University of Guelph, and a MBA from the University of Western Ontario.

II-1

 SCHEDULE III

DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER

        The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser are set forth below. The business address and phone numbers of each director and officer is care of NHCC Merger Corp., 20 Adelaide Street East, Suite 1200, Toronto, Ontario, Canada, M5C 2T6 and (416) 861-2279, respectively. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Purchaser. None of the directors and officers of Purchaser listed below has, during the past five years, (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and officers listed below are citizens of Canada.

Name	Title	Current Principal Occupation or Employment and Five-Year Employment History
Jeff Bender	President, Chief Executive Officer and Director	Mr. Bender joined Constellation in 1999. Before his appointment as Chief Executive Officer of Harris Operating Group, he held various senior management positions with that operating group, including Director of Finance, Chief Financial Officer and Chief Operating Officer. Prior to joining Harris, Mr. Bender spent seven years at Deloitte & Touche in their technology business practice. He earned his Bachelor of Commerce degree at Carleton University and is a member of the Ontario Institute of Chartered Accountants.
Melanie Judge	Chief Financial Officer, Treasurer and Secretary
Ms. Judge joined Harris in 1994 as Controller, and moved into the position of Director of Finance in 1996. In 1998, she moved into operations, first as the Vice President of Professional Services, and later the Vice President of Business Operations. Ms. Judge graduated from Dalhousie University with a Bachelor of Commerce degree, and then went on to earn her Chartered Accountant designation with Deloitte & Touche. She is a member of the Ontario Institute of Chartered Accountants.

III-1

        The Letter of Transmittal and certificates for Shares and any other required documents should be sent or delivered by each record stockholder or the stockholder's broker, dealer, bank, trust company or nominee to the Depositary. Stockholders submitting certificates representing Shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share certificates will not be accepted. The Letter of Transmittal and certificates for Shares and any other required documents should be sent to the Depositary at one of the addresses set forth below:

The Depositary for the Offer is:

If delivering by mail:	By facsimile transmission:	If delivering by overnight courier:
Computershare c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	For Eligible Institutions Only: (617) 360-6810 For Confirmation Only Telephone: (781) 575-2332	Computershare c/o Voluntary Corporate Actions 250 Royall Street, Suite V Canton, MA 02021

        If you have questions or need additional copies of this Offer to Purchase and the Letter of Transmittal, you can call the Information Agent at the addresses and telephone number set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

199 Water Street, 26th Floor
New York, NY 10038-3560
Banks and Brokers Call: (212) 440-9800
All Others Call Toll-Free: (866) 729-6811

QuickLinks

  Exhibit (a)(1)(A)
OFFER TO PURCHASE FOR CASH All Outstanding Shares of Common Stock (Including the Associated Rights) and All Outstanding Shares of Preferred Stock of COMPUTER SOFTWARE INNOVATIONS, INC. at $1.10 Net Per Share by NHCC MERGER CORP., a direct, wholly-owned subsidiary of N. HARRIS COMPUTER CORPORATION, a direct, wholly-owned subsidiary of CONSTELLATION SOFTWARE INC.
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
FREQUENTLY ASKED QUESTIONS
INTRODUCTION
THE OFFER
SCHEDULE I DIRECTORS AND EXECUTIVE OFFICERS OF CONSTELLATION
SCHEDULE II DIRECTORS AND EXECUTIVE OFFICERS OF HARRIS
SCHEDULE III DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER